Exhibit 10.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CHAMBERLIN EDMONDS HOLDINGS, INC.
As the Company,
CHAMBERLIN EDMONDS & ASSOCIATES, INC.
As CEA,
MEDIFAX MERGER SUB INC.
As Merger Sub,
MEDIFAX CEA MERGER SUB INC.
As CEA Merger Sub,
MEDIFAX-EDI HOLDING COMPANY
As Parent
and
CEA REP, LLC
As Securityholders’ Representative
DATED AS OF SEPTEMBER 3, 2010

i

3.5 Financial Resources	31
3.6 Litigation	32
3.7 No Brokers	32

ARTICLE IV COVENANTS	32
4.1 Conduct of Business by Company and CEA	32
4.2 HSR Filings and Consents	35
4.3 Other Actions	35
4.4 Confidentiality; Access to Information	36
4.5 Charter Protections and Indemnification Agreements; Directors’ and Officers’ Liability Insurance	37
4.6 Disclosure of Certain Matters	37
4.7 No Solicitation	38
4.8 Company Stockholder Approval	38
4.9 Benefit Arrangements	39
4.10 Fees and Expenses	41
4.11 Tax Matters	41
4.12 Change of Control Payments	44
4.13 Payment of Indebtedness and Related Party Amounts	44
4.14 SEC Filings	44

ARTICLE V CONDITIONS TO THE TRANSACTION	45
5.1 Conditions to Obligations of Each Party	45
5.2 Additional Conditions to Obligations of Company and CEA	45
5.3 Additional Conditions to the Obligations of Parent, Merger Sub and CEA Merger Sub	46

ARTICLE VI TERMINATION	48
6.1 Termination	48
6.2 Notice of Termination; Effect	49

ARTICLE VII INDEMNIFICATION	50
7.1 Survival of Representations and Warranties	50
7.2 Indemnification by the Former Securityholders	50
7.3 Indemnification by Parent	51
7.4 Terms and Conditions of Indemnification	52
7.5 Indemnification Payments Constitute Adjustments of Merger Consideration	53
7.6 No Double Recovery	53
7.7 Exclusivity	54
7.8 No Double Materiality	54

ARTICLE VIII GENERAL PROVISIONS	54
8.1 Notices	54
8.2 Interpretation	56
8.3 Acknowledgement	69
8.4 Counterparts; Facsimile Signatures	70

8.5 Entire Agreement; Third Party Beneficiaries	70
8.6 Severability	70
8.7 Other Remedies; Specific Performance	70
8.8 Governing Law	70
8.9 Rules of Construction	71
8.10 Assignment	71
8.11 Amendment	71
8.12 Extension; Waiver	71
8.13 Waiver of Jury Trial	71
8.14 Securityholders’ Representative	71

Annexes, Exhibits, and Schedules

Annexes
Annex A	-	Release and Agreement Signatories
Annex B	-	Sample Balance Sheet
Annex C	-	Material Consents
Annex D	-	Restrictive Covenant Agreement Signatories
Annex E	-	Termination of Certain Agreements
Annex F	-	UCC Financing Statements to be Released and Terminated
Annex G	-	IP Assignment Agreements

Exhibits
Exhibit A	-	Form of Letter of Transmittal
Exhibit B	-	Form of Release and Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D-1	-	Form of Brechbühl Employment Agreement
Exhibit D-2	-	Form of Reid and Williams Employment Agreement
Exhibit E-1	-	Form of Individual Restrictive Covenant Agreements
Exhibit E-2	-	Form of Institutional Equityholder Restrictive Covenant Agreement

Schedules
Schedule 1.6(a)(i)	-	Company Stock Merger Consideration
Schedule 1.6(a)(ii)	-	CEA Stock Merger Consideration
Schedule 1.6(b)	-	Escrow Consideration

Company Disclosure Schedule
Section 2.2	-	Capitalization and Equity Ownership
Section 2.4	-	No Conflicts
Section 2.5	-	No Consents
Section 2.6	-	Title to Assets and Properties, Company Shares and CEA Shares; Absence of Encumbrances
Section 2.7	-	Financial Statements and Schedules
Section 2.8	-	Ordinary Course
Section 2.9	-	Litigation
Section 2.10	-	Intellectual Property
Section 2.12	-	Taxes
Section 2.13	-	Employee Benefit Plans
Section 2.14	-	Employee Matters
Section 2.15	-	Insurance
Section 2.16	-	Brokers’ and Finders’ Fees; Third Party Expenses
Section 2.17	-	Customers and Suppliers
Section 2.18	-	Contracts
Section 2.20	-	Relationships with Related Parties
Section 2.21	-	Compliance with Laws; Licenses

Execution Copy
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 3, 2010, by and among Medifax-EDI Holding Company, a Delaware corporation (“Parent”), Medifax Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Medifax CEA Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“CEA Merger Sub”), Chamberlin Edmonds Holdings, Inc., a Delaware corporation (the “Company”), Chamberlin Edmonds & Associates, Inc., a Delaware corporation (“CEA”), and CEA Rep, LLC, a Delaware limited liability company, as the representative of the Former Securityholders (the “Securityholders’ Representative”).
RECITALS
     A. Chamberlin Edmonds Holdings, LLC (“CEA Holdings”) is the sole shareholder of the Company.
     B. The Company and certain other shareholders and optionees own all of the issued and outstanding equity interests of CEA.
     C. Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving corporation of the Merger.
     D. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share of the Company (“Company Common Stock”) other than Company Common Stock held in the Company’s treasury or Dissenting Shares (as hereinafter defined) shall be converted into the right to receive the applicable portion of the Merger Consideration (as determined by and defined in Section 1.4), upon the terms and subject to the conditions set forth herein.
     E. Parent, CEA Merger Sub and CEA intend to enter into a business combination transaction by means of a merger (the “CEA Merger”) of CEA Merger Sub with and into CEA in accordance with this Agreement and the DGCL, with CEA to be the surviving corporation of the CEA Merger.
     F. Pursuant to the CEA Merger, each outstanding share of common stock, par value $0.01 per share of CEA (“CEA Common Stock”) not owned by the Company, other than CEA Common Stock held in CEA’s treasury or Dissenting Shares shall be converted into the right to receive the applicable portion of the Merger Consideration, upon the terms and subject to the conditions set forth herein.
     G. The respective boards of directors of Parent, Merger Sub, CEA Merger Sub, CEA and the Company have approved the Merger and the CEA Merger (as appropriate) and the other transactions contemplated by this Agreement on the terms set forth herein.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article VIII, together with the Section and, if applicable, paragraph number in which the definition of each such term is located).
ARTICLE I
THE MERGER
     1.1 The Mergers.
          (a) At the Effective Time (as defined in Section 1.2(a)) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
          (b) At the CEA Effective Time (as defined in Section 1.2(b)) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, CEA Merger Sub shall be merged with and into CEA, the separate corporate existence of CEA Merger Sub shall cease, and CEA shall continue as the surviving corporation. CEA as the surviving corporation after the CEA Merger is hereinafter sometimes referred to as the “CEA Surviving Corporation.”
     1.2 Effective Time; Closing.
          (a) Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware on the Merger Closing Date, a properly executed Certificate of Merger (the “Certificate of Merger”) in such form as may be agreed by the parties hereto and as required by the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules and exhibits hereto (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Article VI, the closing of the Merger (the “Merger Closing”) shall occur concurrently with the CEA Closing and shall take place at the offices of Bryan Cave LLP, counsel to the Company, at 1201 West Peachtree Street, Atlanta, Georgia 30309, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article V, or at such other time, date and location as the parties hereto agree in writing (the “Merger Closing Date”); provided, however, that, provided that all such conditions to closing have been satisfied or waived prior to such time, the parties acknowledge that the Merger Closing Date will occur on October 1, 2010 except as otherwise agreed to by the parties.
          (b) Subject to the conditions of this Agreement, the parties hereto shall cause the CEA Merger to be consummated by filing with the Secretary of State of the State of

Delaware on the CEA Closing Date, a properly executed Certificate of Merger (the “CEA Certificate of Merger”) in such form as may be agreed by the parties hereto and as required by the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by CEA and Parent and specified in the CEA Certificate of Merger, being the “CEA Effective Time”). Unless this Agreement shall have been terminated pursuant to Article VI, the closing of the CEA Merger (the “CEA Closing” and together with the Merger Closing, the “Closing”) shall occur concurrently with the Merger Closing and shall take place at the offices of Bryan Cave LLP, counsel to the Company, at 1201 West Peachtree Street, Atlanta, Georgia 30309, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article V, or at such other time, date and location as the parties hereto agree in writing (the “CEA Closing Date” and together with the Merger Closing Date, the “Closing Date”); provided, however, that, provided that all such conditions to closing have been satisfied or waived prior to such time, the parties acknowledge that the CEA Closing Date will occur on October 1, 2010 except as otherwise agreed to by the parties.
     1.3 Effects of the Mergers.
          (a) (i) At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
               (ii) The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.
               (iii) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such by-laws.
               (iv) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
               (v) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          (b) (i) At the CEA Effective Time, the effect of the CEA Merger shall be as provided in this Agreement and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the CEA Effective Time all the property, rights, privileges, powers and franchises of CEA and CEA Merger Sub shall vest in the CEA Surviving Corporation, and all debts, liabilities and duties of CEA and CEA Merger Sub shall become the debts, liabilities and duties of the CEA Surviving Corporation.
               (ii) The CEA Certificate of Merger shall provide that, at the CEA Effective Time, the certificate of incorporation of the CEA Merger Sub, as in effect immediately prior to the CEA Effective Time, shall become the certificate of incorporation of the CEA Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.
               (iii) At the CEA Effective Time, the by-laws of CEA Merger Sub, as in effect immediately prior to the CEA Effective Time, shall become the by-laws of the CEA Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the CEA Surviving Corporation and such by-laws.
               (iv) The directors of CEA Merger Sub immediately prior to the CEA Effective Time shall be the initial directors of the CEA Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
               (v) The officers of CEA Merger Sub immediately prior to the CEA Effective Time shall be the initial officers of the CEA Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     1.4 Merger Consideration. The aggregate consideration for the Merger and the CEA Merger (the “Merger Consideration”) shall be an amount equal to Two Hundred Sixty Million Dollars ($260,000,000); provided, however, that the Merger Consideration to be paid at Closing will be subject to adjustment at Closing as provided in Section 1.10(b) hereof and will be subject to adjustment following the Closing as provided in Sections 1.10(c) and 1.10(d) hereof. The Merger Consideration payable at Closing shall be further adjusted and reduced by that amount, if any, necessary to be paid to the applicable lenders and the creditors of the Company or CEA (other than trade payables incurred in the ordinary course of business and amounts due under any capitalized leases) to release and satisfy in full any Indebtedness with respect to the Company or CEA, including all Indebtedness pursuant to the GE Debt Financing, which shall be paid at Closing on behalf of the Compay and CEA by Parent (the “Closing Indebtedness Amount”). Subject to such adjustments, which the Parties agree shall be treated as additions to or subtractions from the Merger Consideration in determining for applicable income Tax purposes the purchase price paid for the shares of Company Common Stock and CEA Common Stock, the Merger Consideration shall be payable in cash at the Closing in the manner provided in Section 1.6.

     1.5 Effect on Shares.
          (a) (i) Each share of Company Common Stock (the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Company Shares held in the Company’s treasury and Dissenting Shares, if any) by virtue of the Merger and without any action on the part of the Company’s stockholders, shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the applicable portion of the Merger Consideration provided in Section 1.6.
               (ii) Each Company Share held in the Company’s treasury immediately prior to the Effective Time will be cancelled and retired without payment of any consideration therefor.
               (iii) Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.
          (b) (i) Each share of CEA Common Stock (the “CEA Shares”) issued and outstanding immediately prior to the CEA Effective Time (other than CEA Shares held in the CEA’s treasury, the CEA Shares held by the Company, and other than Dissenting Shares, if any) by virtue of the CEA Merger and without any action on the part of CEA’s stockholders, shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate representing any such CEA Shares shall thereafter cease to have any rights with respect to such CEA Shares, except the right to receive the applicable portion of the Merger Consideration provided in Section 1.6.
               (ii) All of the CEA Shares held by the Company issued and outstanding immediately prior to the CEA Effective Time shall be converted in the aggregate into 96 shares of common stock, par value $.001 per share, of the CEA Surviving Corporation (the “CEA Surviving Corporation Common Shares”).
               (iii) Each unexpired and unexercised outstanding option (whether vested or unvested) granted or issued by CEA (each, a “CEA Option”) shall, in accordance with Section 1.7 and without any action on the part of the holder thereof, automatically be converted into and shall evidence solely the right to receive, subject to Section 1.7, the applicable portion of the Merger Consideration as provided in Section 1.6.
               (iv) Each CEA Share held in CEA’s treasury immediately prior to the Effective Time will be cancelled and retired without payment of any consideration therefor.
               (v) All shares of common stock of the CEA Merger Sub issued and outstanding immediately prior to the CEA Effective Time shall be converted in the aggregate into four CEA Surviving Corporation Common Shares so that immediately after the Effective Time, Parent shall be the holder of four CEA Surviving Corporation Common Shares, and the Surviving Corporation shall be the holder of 96 CEA Surviving Corporation Common Shares.

     1.6 Payments of Merger Consideration.
          (a) The Merger Consideration, which is payable at Closing, shall be paid to such account or accounts as specified by the Company in accordance with the following and as will be more specifically set forth in a funds flow statement (the “Funds Flow Statement”) to be entered into at closing by Parent, Merger Sub, CEA Merger Sub, CEA, the Company and the Securityholders’ Representative:
               (i) On behalf of the Company and CEA, all legal, professional and other fees (including those fees referenced in Section 2.16 of the Company Disclosure Schedule) of the Company and CEA in connection with the transactions contemplated hereby (the “Closing Third Party Fees”; the Closing Third Party Fees together with the Closing Indebtedness Amount, the “CEA Closing Payment Amounts”);
               (ii) To the Escrow Agent and the Former Securityholder’s Representative, such amounts as set forth in Section 1.9;
               (iii) After giving effect to the payments set forth in clauses (i) and (ii) to each holder of Company Shares (other than Dissenting Shares and Company Shares held in the Company’s treasury, if any), a portion of the Merger Consideration (the “Company Stock Merger Consideration”) equal to the product of (A) the amount determined in accordance with Schedule 1.6(a)(i) hereto, multiplied by (B) the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time of the Merger.
               (iv) After giving effect to the payments set forth in clauses (i) and (ii) to each holder of CEA Shares (other than Dissenting Shares, CEA Shares owned by the Company and CEA Shares held in CEA’s treasury, if any), a portion of Merger Consideration (the “CEA Stock Merger Consideration”) equal to the product of (A) the amount determined in accordance with Schedule 1.6(a)(ii) hereto (the “Cash Per Fully-Diluted CEA Share”), multiplied by (B) the number of shares of CEA Common Stock held by such holder immediately prior to the CEA Effective Time (but not including any CEA Common Stock issuable upon the exercise of any unexercised CEA Options held by such holder at the CEA Effective Time).
               (v) After giving effect to the payments set forth in clauses (i) and (ii) to each holder of CEA Options, a portion of the Merger Consideration (the “Option Merger Consideration”) in respect of their CEA Options (whether vested or unvested) equal to (A) the product of the excess, if any, of (1) the Cash Per Fully-Diluted CEA Share over, (2) the exercise price per share for each such CEA Option held by such holder multiplied by (B) the aggregate number of shares of CEA Common Stock issuable upon exercise of each such CEA Option held by such holder as of the CEA Effective Time, subject to applicable income and employment taxes, if any, required to be withheld under applicable law (“applicable taxes and withholdings”); provided, however, that if the exercise price per share of any such CEA Option is equal to or greater than the Cash Per Fully Diluted Common Share, such CEA Option shall be cancelled without any payment therefor.
          (b) (i) Prior to the Effective Time and the CEA Effective Time, each of the Company and CEA shall hand deliver or mail to each holder of record of an outstanding certificate or certificates or agreements representing any Company Shares, CEA Shares or CEA Options, as applicable, (each, a “Certificate”) (or each such holder’s duly authorized attorney-in-fact), (x) a form letter of transmittal in the form attached hereto as Exhibit A (the “Letter of Transmittal”) which shall provide that delivery shall be effected, and risk of loss of, and title to, such Certificate shall pass, only upon proper delivery of such Certificate to Parent and which shall contain instructions for use of such letter of transmittal in effecting the surrender of Certificates and obtaining payment therefor of the holder’s allocable portion of the Merger Consideration, as provided in Section 1.6 hereof, less such holder’s pro rata portion of (A) the Aggregate Escrow Amount and the Former Securityholders’ Escrow Amount, which shall be deposited with the Escrow Agent in accordance with Section 1.10, and (B) the CEA Closing Payment Amounts, and (y) with respect to any direct or indirect stockholder of CEA or the Company listed on Annex A (the “Principal Equityholders”), a release and agreement in the form attached as Exhibit B (the “Release and Agreement”); and
               (ii) Upon surrender to the Paying Agent or CEA’s payroll agent, as the case may be, of a Certificate which immediately prior to the Effective Time or the CEA Effective Time, as applicable, represented Company Shares, CEA Shares or CEA Options that are not Dissenting Shares, Company Shares held in the Company’s treasury, CEA Shares owned by the Company or CEA Shares held in CEA’s treasury, together with a Letter of Transmittal duly executed and, in the case of the Principal Equityholders, a duly executed Release and Agreement, such Certificate shall in exchange therefor be entitled to receive, such percentage of the Merger Consideration into which such holder’s Company Shares, CEA Shares or CEA Options evidenced by such Certificate shall have been converted as a result of the Merger and the CEA Merger pursuant to Section 1.6(a) hereof, less (A) such holder’s portion of the Aggregate Escrow Amount as set forth on Schedule 1.6(b), (B) such holder’s portion of the Former Securityholders’ Escrow Amount as set forth on Schedule 1.6(b), (C) such holder’s portion of the CEA Closing Payment Amount, and (D) in the case of CEA Options, the applicable taxes and withholdings.
               (iii) No interest shall be paid or accrued on any amount payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay all transfer and other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of Parent that such tax has been paid or is not applicable, or provide assurances satisfactory to Parent that any such tax will be paid by such Person. After the Effective Time and the CEA Effective Time, until surrendered in accordance with the provisions of this Section 1.6, each Certificate representing any Company Shares, CEA Shares or CEA Options (other than Certificates representing (i) Company Shares owned by Parent, Merger Sub, the Company or any Subsidiary of the Company, Parent, Merger Sub or CEA Merger Sub, (ii) CEA Shares or CEA Options owned by Parent, CEA Merger Sub, the Company, CEA or any Subsidiary of the Company, CEA, Parent or CEA Merger Sub, and (iii) Dissenting Shares, if any) shall represent for all purposes only the right to receive, as provided by this Agreement, the allocable portion of the Merger Consideration. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that (i) Parent may withhold at Closing any portion of the Merger Consideration otherwise payable to any stockholder of the Company or

CEA that has not delivered a duly executed Letter of Transmittal and, if such stockholder (including, in the case of CEA Holdings, all members of CEA Holdings that are Principal Equityholders) is a Principal Equityholder, a duly executed Release and Agreement, executed by such stockholder (including, in the case of CEA Holdings, all members of CEA Holdings that are Principal Equityholders), provided, that, subject to clause (ii) below, Parent will be required to pay any such Merger Consideration withheld by Parent to the Securityholders’ Representative, on behalf of such stockholder, at such time following the Closing that such duly executed Letter of Transmittal and, if applicable, Release and Agreement, executed by such stockholder or equityholder (including, in the case of CEA Holdings, all members of CEA Holdings that are Principal Equityholders), is delivered to Parent, and (ii) neither Parent nor any party hereto shall be liable to a holder of Company Shares, CEA Shares or CEA Options for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar law.
          (c) The Securityholders’ Representative shall act as agent (the “Paying Agent”), and may appoint designees to act on its behalf, for the payment of the Company Stock Merger Consideration and the CEA Stock Merger Consideration other than the CEA Stock Merger Consideration to be paid to Optionees, which shall be paid pursuant to Section 1.6(d), (less the applicable portion of the Aggregate Escrow Amount and the Former Securityholders’ Escrow Amount and the applicable portion of the CEA Closing Payment Amounts) upon surrender of Certificates and the cancellation of the Company Shares and CEA Shares, and, at the Effective Time and the CEA Effective Time, Parent shall provide to the Paying Agent, by wire transfer of immediately available funds, the amounts necessary for the payment of the Company Stock Merger Consideration and the CEA Stock Merger Consideration (less (i) the applicable portion of the Aggregate Escrow Amount, (ii) the applicable portion of the Former Securityholders’ Escrow Amount, (iii) the applicable portion of the CEA Closing Payment Amounts, and (iv) any amounts withheld pursuant to the provisions set forth in Section 1.6(b)(iii) above). The allocable portion of the Company Stock Merger Consideration and the CEA Stock Merger Consideration (reduced by (i) the applicable portion of the Aggregate Escrow Amount, (ii) the applicable portion of the Former Securityholders’ Escrow Amount, (iii) the applicable portion of the CEA Closing Payment Amounts, and (iv) any amount withheld by Parent pursuant to the proviso set forth in Section 1.6(b)(iii) above) shall be paid by the Paying Agent to each holder of Company Shares and CEA Shares (other than Parent) entitled to receive such Merger Consideration in accordance with the terms set forth herein in cash, by wire transfer or other immediately available funds to a bank or other account designated by such holder.
          (d) CEA’s payroll agent shall act as agent for the payment of the Option Merger Consideration (in each case less all applicable taxes and withholdings, the applicable portion of the Aggregate Escrow Amount and the Former Securityholders’ Escrow Amount and the applicable portion of the CEA Closing Payment Amounts) upon the cancellation of the CEA Options, and, at the CEA Effective Time, Parent shall provide to CEA’s payroll agent, by wire transfer of immediately available funds, the amounts necessary for the payment of the Option Merger Consideration (less the applicable portion of the Aggregate Escrow Amount and the Former Securityholders’ Escrow Amount and the applicable portion of the CEA Closing Payment Amounts). The allocable portion of the Option Merger Consideration (reduced by all applicable taxes and withholdings, and the applicable portion of the Aggregate Escrow Amount and the Former Securityholders’ Escrow Amount and the applicable portion of the CEA Closing Payment Amounts) shall be paid by CEA’s payroll agent to each holder of CEA Options in cash, by wire transfer or other immediately available funds to a bank or other account designated by such holder in accordance with CEA’s payroll procedures, including the deduction of any applicable taxes and withholdings.
          (e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Company Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 1.6.
          (f) At and after the CEA Effective Time, there shall be no transfers on the stock transfer books of the CEA Surviving Corporation of CEA Shares or CEA Options. If, after the CEA Effective Time, Certificates are presented to the CEA Surviving Corporation, they shall be canceled and exchanged as provided in this Section 1.6.
          (g) If, between the date of this Agreement and the Effective Time, the outstanding shares of the Company’s or CEA’s capital stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the per share Company Stock Merger Consideration and CEA Stock Merger Consideration, as applicable, will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
     1.7 Options. Prior to the CEA Effective Time, the Board of Directors of CEA (or, if appropriate, any committee thereof) shall adopt appropriate resolutions (in form reasonably acceptable to Parent, which resolutions shall be delivered to Parent prior to the Closing) and take all other actions necessary to provide for the conversion, effective at the CEA Effective Time, of all the outstanding CEA Options heretofore granted which are not exercised prior to the CEA Effective Time into the right to receive a proportionate share of the Option Merger Consideration as contemplated by Section 1.6 hereof (provided, however, that if the exercise price per share of any such CEA Option is equal to or greater than the Cash Per Fully Diluted Common Share, such CEA Option shall be cancelled without any payment therefore), and the termination of any option plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of equity securities of CEA as of the CEA Effective Time.
     1.8 Shares Subject to Appraisal Rights.
          (a) Notwithstanding any provisions of this Agreement to the contrary, Dissenting Shares (as hereinafter defined) shall not be entitled to receive the Merger Consideration and the holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the CEA Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any stockholder of CEA who asserts appraisal rights in connection with the CEA Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DGCL, the CEA Shares held by such Dissenter shall be treated as if they had been converted, as of the CEA Effective Time, into a right to receive the Merger Consideration as provided in Section 1.6. CEA shall give Parent prompt notice of any demands for payment received by CEA from a Person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company and CEA shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
          (b) As used herein, “Dissenting Shares” means any CEA Shares held by stockholders of CEA who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.
     1.9 Indemnity Escrow Amount, Additional Escrow Amount, and Former Securityholders’ Escrow Amount.
          (a) Notwithstanding anything to the contrary contained herein, Parent shall withhold from the Merger Consideration otherwise payable at Closing (i) an amount equal to $15,000,000 (the “Indemnity Escrow Amount”), (ii) an amount equal to $2,000,000 (the “Additional Escrow Amount” and together with the Indemnity Escrow Amount, the “Aggregate Escrow Amount”) and (iii) an amount equal to $750,000 (the “Former Securityholders’ Escrow Amount”).
          (b) On the Closing Date, Parent shall cause (i) the Aggregate Escrow Amount to be delivered to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement by and among Parent, Securityholders’ Representative and Escrow Agent (the “Escrow Agreement”) substantially in the form annexed hereto as Exhibit C and (ii) the Former Securityholders’ Escrow Amount to be delivered to the Securityholders’ Representative to be held in escrow for the benefit of the Former Securityholders. The Aggregate Escrow Amount shall be paid to the Escrow Agent on the Closing Date by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent (the “Escrow Account”). The Former Securityholders’ Escrow Amount shall be paid to the Securityholders’ Representative on the Closing Date by wire transfer of immediately available funds to the account designated in writing by the Securityholders’ Representative (the “Former Securityholders’ Escrow Account”).
          (c) The Indemnity Escrow Amount will be held by the Escrow Agent as security for the obligations of the Former Securityholders to Parent pursuant to the terms of this Agreement, including those set forth in Section 7.2 hereof. The Additional Escrow Amount will be held by the Escrow Agent as partial security for the obligations of the Former Securityholders to Parent pursuant to the terms of Section 1.10 below. The Former Securityholders’ Escrow Amount will be held by the Securityholders’ Representative in a segregated account, will be for the benefit of the Former Securityholders and explicitly not for the benefit of Parent or the Company, and will be disbursed by the Securityholders’ Representative pursuant to the terms of Section 8.14. The Indemnity Escrow Amount shall be disbursed by the Escrow Agent on the General Survival Date (except to the extent any claims of the Parent Claimants are then outstanding) and otherwise pursuant to the terms of the Escrow Agreement. The Aggregate Escrow Amount shall be disbursed by the Escrow Agent pursuant to the terms of the Escrow

Agreement. Subject to Section 1.9(d), any amount to be disbursed to the Former Securityholders pursuant to the Escrow Agreement or Section 8.14, as the case may be, shall be remitted to the Securityholders’ Representative, to be allocated among the Former Securityholders in the manner set forth in Section 1.6(c) or Section 1.6(d), as applicable.
          (d) If at the expiration of the term of the Escrow Agreement there are amounts available for disbursement to the Former Securityholders in accordance with the terms of such agreement, the Securityholders’ Representative may direct the disbursement instead to be deposited in the Former Securityholders’ Escrow Account. Any such amounts so deposited shall then become subject to the terms of Section 8.14.
     1.10 Merger Consideration Adjustments. The Merger Consideration shall be subject to adjustment as set forth below and all references in this Agreement to the Merger Consideration shall be deemed to be the Merger Consideration as adjusted pursuant to this Section 1.10.
          (a) Sample Balance Sheet. Annex B sets forth, for illustrative purposes, a sample balance sheet (the “Sample Balance Sheet”) of the Company and CEA as of June 30, 2010, setting forth the Net Working Capital as of such date in comparison to the Target Net Working Capital, and otherwise calculating the estimated adjustments to the Merger Consideration pursuant to this Section 1.10 as if such Sample Balance Sheet was the Estimated Closing Balance Sheet, calculated in accordance with GAAP applied on a basis consistent with the 2009 Audited Financial Statements.
          (b) Adjustment to Merger Consideration to be Paid at Closing. At least three Business Days prior to the Closing Date, CEA shall prepare and deliver to Parent an estimated consolidated balance sheet of CEA and the Company (the “Estimated Closing Date Balance Sheet”), as of 12:01 a.m. (central time) on the Closing Date (the “Adjustment Effective Time”), which shall include (1) the estimated Net Working Capital, as of the Adjustment Effective Time (“Estimated Net Working Capital”), (2) the estimated Capital Lease Amount as of the Adjustment Effective Time (the “Estimated Capital Lease Amount”), (3) the estimated Stay Bonus Amount as of the Adjustment Effective Time (the “Estimated Stay Bonus Amount”), (4) the Tax Adjustment Amount as of the Adjustment Effective Time, and (5) the Change in Tax Accounting Method Amount (the “Change in Tax Accounting Method Amount”, together with the Estimated Net Working Capital, the Estimated Capital Lease Amount, the Estimated Stay Bonus Amount and the Tax Adjustment Amount are hereafter referred to as the “Section 1.10(b) Adjustment Amounts”). The Estimated Closing Date Balance Sheet and the Section 1.10(b) Adjustment Amounts (including all components thereof) shall be prepared by CEA in good faith and in accordance with GAAP applied on a basis consistent with the 2009 Audited Financial Statements. CEA shall promptly provide Parent access to all relevant documents and information reasonably requested by Parent in connection with its review of the Estimated Closing Date Balance Sheet and the Section 1.10(b) Adjustment Amounts (including all components thereof). Prior to the Closing Date, Parent shall notify CEA of any objections to the Estimated Closing Date Balance Sheet or the Section 1.10(b) Adjustment Amounts (including any component thereof). If Parent has any such objections, CEA and Parent shall attempt in good faith to resolve any such objections, and the obligation of Parent, Merger Sub and CEA Merger Sub to close these transactions will be subject to Parent’s agreement to CEA’s determination and calculation of the Estimated Closing Balance Sheet and the Section 1.10(b) Adjustment Amounts

(including all components thereof); provided, however, that Parent, Merger Sub and CEA Merger Sub shall be obligated to close these transactions notwithstanding any unresolved objection if the amounts subject to any objection are less than $1,000,000 in the aggregate. The Merger Consideration to be paid at Closing by Parent shall, if (i) (a) the Estimated Net Working Capital, less (b) the Estimated Capital Lease Amount, less (c) the Estimated Stay Bonus Amount, less (d) the Tax Adjustment Amount, less (e) the Change in Tax Accounting Method Amount (such amount calculated in accordance with clause (i), the “Estimated Balance Sheet Amount”), exceeds (ii) the Target Net Working Capital, be increased on a dollar-for-dollar basis by the amount of such excess, or, (ii) if (x) the Estimated Balance Sheet Amount, is less than (y) the Target Net Working Capital, be decreased on a dollar-for-dollar basis by the amount of such deficiency.
          (c) Adjustment to Merger Consideration Following the Closing. If the amount of the Net Working Capital (including, for purposes of this calculation and all adjustments pursuant to this Section 1.10(c) and Section 1.10(d), all Cash and Cash Equivalents) as of the Adjustment Effective Time (the “Closing Net Working Capital”), as finally determined pursuant to Section 1.10(d), is less than the amount of the Estimated Net Working Capital, then the Merger Consideration shall be reduced dollar-for-dollar by the difference. If the amount of the Closing Net Working Capital as finally determined pursuant to Section 1.10(d) below is greater than the Estimated Net Working Capital, then the Merger Consideration shall be increased dollar-for-dollar by the difference. If (x) the Capital Lease Amount as of the Adjustment Effective Time (the “Closing Capital Lease Amount”), plus (y) the Stay Bonus Amount as of the Adjustment Effective Time (the “Closing Stay Bonus Amount”), in each case as finally determined following the Closing pursuant to Section 1.10(d) below, is greater than (A) the Estimated Capital Lease Amount, plus (B) the Estimated Stay Bonus Amount, the Merger Consideration shall be decreased dollar-for-dollar by the amount of such excess. If (x) the Closing Capital Lease Amount, plus (y) the Closing Stay Bonus Amount, in each case as finally determined following the Closing pursuant to Section 1.10(d) below, is less than (A) the Estimated Capital Lease Amount, plus (B) the Estimated Stay Bonus Amount, the Merger Consideration shall be increased dollar-for-dollar by the amount of such deficiency. Any payments or adjustments by or to the Parent Claimants following the Closing in respect of the Tax Payables or Tax Receivables shall be determined in accordance with Section 4.11 below.
          (d) Post-Closing Procedures. The determination of the adjustments, if any, required to be made to the Merger Consideration pursuant to clause (c) of this Section 1.10 shall be made pursuant to the following provisions:
               (i) Within 60 days after the Closing Date, Parent shall prepare or cause to be prepared the consolidated balance sheet of the Company and CEA effective as of the Adjustment Effective Time (the “Closing Balance Sheet”) as well as a calculation of the Closing Net Working Capital, the Closing Capital Lease Amount and the Closing Stay Bonus Amount (the Closing Balance Sheet Amount, the Closing Capital Lease Amount and the Closing Stay Bonus Amount are hereafter referred to as the “Section 1.10(c) Adjustment Amounts”), and deliver to Securityholders’ Representative the Closing Balance Sheet, as well as calculations of the Section 1.10(c) Adjustment Amounts, if any, required to be made to the Merger Consideration pursuant to clause (d) of this Section 1.10 (the “Schedule of Adjustments”). Parent shall supply Securityholders’ Representative supporting documentation containing reasonable detail as to the components or calculations of the Section 1.10(c) Adjustment Amounts (including all components thereof) promptly upon Securityholders’ Representative’s written request.
               (ii) Securityholders’ Representative will have a period of thirty (30) days following the delivery of the Closing Balance Sheet as well as a calculation of the Section 1.10(c) Adjustment Amounts (including all components thereof) and the Schedule of Adjustments to notify Parent of any disagreements with any of the foregoing. Any such notice shall be accompanied by supporting documentation containing reasonable detail. Failure to notify Parent within such 30-day period shall be deemed acceptance of the Closing Balance Sheet as well as the calculation of the Section 1.10(c) Adjustment Amounts (including all components thereof) and the Schedule of Adjustments. If Securityholders’ Representative timely notifies Parent of any disagreement, the parties agree that each of them will attempt in good faith to resolve such disagreement. If within thirty (30) days after delivery to Parent of the notification by Securityholders’ Representative of a disagreement, the parties are unable to resolve such disagreement, either Parent, on the one hand, or Securityholders’ Representative, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to Securityholders’ Representative and Parent (the “Independent Auditor”), whose decision shall be binding on the parties. The cost of the Independent Auditor shall be paid by the party or parties whose aggregate estimate of the disputed amount or amounts, as the case may be, differs most greatly from the determination of the Independent Auditor.
               (iii) If it is finally determined pursuant to this clause (d) that any amount is payable by Parent in accordance with clause (c) of this Section 1.10, Parent shall, remit such difference to the Paying Agent or to CEA’s payroll agent in cash, to be allocated among the Former Securityholders in the manner set forth in Section 1.6(b) or Section 1.6(c), as applicable; notwithstanding the foregoing, Parent shall not be required to remit any portion of such amount attributable to Dissenting Shares.
               (iv) If it is determined pursuant to this clause (d) that any amount is payable to Parent in accordance with clause (c) of this Section 1.10, the Securityholders’ Representative shall direct the Escrow Agent to remit such difference to Parent in cash from the Additional Escrow Amount in accordance with the terms of the Escrow Agreement. In the event that the Additional Escrow Amount is insufficient to make the required payment, then the Securityholders’ Representative shall cause the Former Securityholders to remit, on a several basis, such shortfall to Parent.
               (v) Any cash payment to be made as a result of adjustments made in accordance with clauses (c) and (d) of this Section 1.10 shall be paid within five (5) Business Days of the final determination of such adjustments by wire transfer of immediately available funds. Parent and the Securityholders’ Representative shall provide joint written instructions to the Escrow Agent regarding the release of the Additional Escrow Amount within five (5) Business Days of the final determination of the adjustment to the Merger Consideration as determined pursuant to clauses (c) and (d) of this Section 1.10. Any such payment shall be made to such account or accounts as may be designated by the party or parties entitled to such payment at least two (2) Business Days prior to the date that such payment is to be made.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CEA
     Except for the representations and warranties of the Company and CEA contained in this Article II (in each case, as modified by the disclosure schedules with respect thereto, which are attached hereto and made a part hereof (the “Company Disclosure Schedule”), none of the Company, CEA or any other Person makes any other express or implied representation or warranty (whether oral or written) with respect to the Company, CEA, any other Person or the transactions contemplated by this Agreement, and each of the Company and CEA disclaims any other representations or warranties, whether made by any of their respective Representatives. The Company Disclosure Schedule shall contain specific reference to the Section of this Article II as to which the information stated in such disclosure relates; provided, however, that the inclusion of any fact or item disclosed in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed and incorporated in each other Section of the Company Disclosure Schedule where it is reasonably apparent that such disclosure is relevant or applicable to such other Section. Parent acknowledges and agrees that it has not relied on any representations and warranties other than the express representations and warranties set forth in Article II of this Agreement. Each of the Company and CEA jointly and severally represents and warrants to Parent, Merger Sub and CEA Merger Sub as follows:
     2.1 Organization, Standing and Power.
          (a) Each of the Company and CEA is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of the Company and CEA has the corporate power and authority to own, use, license, lease and operate its Assets and Properties and to carry on its business as it is now being conducted and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its business makes such qualification, licensing or admission necessary, except where the failure to do so would not have a Material Adverse Effect. Complete and correct copies of the Certificate of Incorporation and bylaws of each of the Company and CEA, as amended and currently in effect (collectively, the “Charter Documents”), have been heretofore delivered to Parent. Neither the Company nor CEA is in violation of any of the provisions of its respective Charter Documents.
          (b) Except for CEA, the Company has no Subsidiaries, and the Company does not own any capital stock or other securities of any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise.
          (c) CEA has no Subsidiaries, and CEA does not own any capital stock or other securities of any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise.
     2.2 Capitalization and Equity Ownership.
          (a) The authorized equity securities of the Company consist of 125,000 shares of Company Common Stock, of which 95,000 shares are issued and outstanding. Except for the Company Common Stock, no other equity or ownership interests of the Company are authorized, issued or outstanding. Chamberlin Edmonds Holdings, LLC owns all of the outstanding shares of Company Common Stock. The Principal Equityholders own all of the equity interests of Chamberlin Edmonds Holdings, LLC. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Other than this Agreement and the Ancillary Agreements and as set forth in the Company Disclosure Schedule, there are no Contracts relating to the issuance, sale, voting, redemption, purchase or transfer of any Company Shares or any other debt or equity securities or ownership interests of the Company or any other right to participate in the income, equity or the election of directors or officers of the Company. The Company does not own or have a Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or economic voting or other ownership interest in any other business.
          (b) The authorized equity securities of CEA consist of 1,000,000 shares of CEA Common Stock, of which 761,400 shares are issued and outstanding. CEA Options covering 34,025 shares of CEA Common Stock are issued and outstanding. Except for the CEA Common Stock and the CEA Options, no other equity interests of CEA are authorized, issued or outstanding. The number of issued and outstanding shares of CEA Common Stock and the names of the holders of record thereof is set forth on the Company Disclosure Schedule. The number of outstanding CEA Options, the names of the holders of record thereof, the exercise price of all CEA Options, and the option plan under which all such CEA Options was delivered by the Company and the CEA to Parent in an e-mail correspondence immediately prior to the execution and delivery of this Agreement (the “Correspondence”) (which information is accurate and complete). All of the outstanding shares of CEA Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Other than this Agreement and the Ancillary Agreements and as set forth in the Company Disclosure Schedule, there are no Contracts relating to the issuance, sale, voting, redemption, purchase or transfer of any CEA Shares or any other debt or equity securities of CEA or any other right to participate in the income, equity or the election of directors or officers of CEA. CEA does not own or have a Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or economic voting or other ownership interest in any other business. Under the terms of all options and applicable option plans of CEA, by virtue of the action of the Board of Directors of CEA pursuant to Section 1.7 hereof, and without any action on the part of the holders of such options, as of the CEA Effective Time, no options or right to acquire capital stock or other securities of CEA will remaining outstanding, and the holders of such options will have no rights in respect thereof except their rights to receive their applicable portion of the Merger Consideration as set forth herein.
     2.3 Authority. Each of the Company, CEA, and the Securityholders’ Representative has the requisite entity power, capacity and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company, CEA, or the Securityholder’s Representative is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary entity, board of director, shareholder and other action on the part of the Company, CEA, or the Securityholders’ Representative, as applicable. This Agreement has been, and the Ancillary Agreements to which any of the Company, CEA, and the Securityholders’ Representative are a party will be, duly executed and delivered by such parties. This Agreement constitutes, and the Ancillary Agreements to which the Company, CEA, or the Securityholders’ Representative are a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of each of the Company, CEA, and the Securityholders’ Representative that are parties thereto enforceable against such parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally, and general principles of equity. The Company’s and CEA’s respective board of directors have determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and CEA and the stockholders of the Company and CEA, and have resolved to recommend to the stockholders of the Company and CEA that they vote in favor of approving and adopting this Agreement and the transactions contemplated hereby.
          2.4 No Conflicts. Except as listed in the Company Disclosure Schedule, the execution and delivery by each of the Company and CEA of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by each of the Company and CEA of the transactions contemplated hereby and thereby do not and will not:
          (a) conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Charter Documents of the Company or CEA;
          (b) conflict with or result in a violation or breach of, or default under, in any material respect, any Law or Order applicable to the Company or CEA, the business or any of the Assets and Properties of the Company or CEA;
          (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or CEA to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, or (vi) result in the loss of any material benefit under any of the terms, conditions or provisions of, any Business Contract, Business License, Real Property Lease or Personal Property Lease to which the Company or CEA is a party; or
          (d) result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon the business or any of the Assets and Properties of the Company or CEA.
     2.5 No Consents. Except as set forth in the Company Disclosure Schedule, no consent, approval, license, order or authorization of, or registration, declaration or filing with, notice to or waiver from any Governmental Entity or any other Person is required by or with respect to the business or any of the Assets and Properties of the Company or CEA in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such filings required by the HSR Act.
     2.6 Title to Assets and Properties, Company Shares and CEA Shares; Absence of Encumbrances.
          (a) Except as set forth in the Company Disclosure Schedule, each of the Company and CEA has good and valid title to all of the Assets and Properties each purports to own free and clear of any Encumbrances except for Permitted Encumbrances. Neither the Company nor CEA owns any real property. The Assets and Properties of the Company and CEA are not subject to any preemptive right, or right of first refusal, are in good operating condition and repair, reasonable wear and tear excepted, are suitable and adequate for use in the ordinary course of business. Except for the Assets and Properties currently owned or leased by the Company and CEA, there are no other Assets or Properties that are required or will be required by the Company or CEA after the Closing in order to conduct the Company’s and CEA’s business consistent in all material respects with the manner in which the Company and CEA conducts business on and as of the date of this Agreement.
          (b) The Company Disclosure Schedule contains a true, complete and correct list of all (i) real property leased by the Company and CEA and (ii) personal property leased by the Company and CEA with annual aggregate rental payments in excess of $50,000, and the Company and CEA has previously delivered to Parent true, complete and correct copies of all documents relating to such leases. All of the Real Property Leases and Personal Property Leases are valid, binding and enforceable in accordance with their terms on the Company or CEA. Neither the Company nor CEA is in default under any such lease applicable to it, and there has not occurred any event that, either alone or with the giving of notice or lapse of time or both, would constitute a default by the Company or CEA under a Real Property Lease or a Personal Property Lease.
     2.7 Financial Statements and Schedules.
          (a) The Company and CEA have delivered to Parent true, correct and complete copies of the following consolidated financial statements, copies of which are attached to the Company Disclosure Schedule, and include an (a) audited balance sheet, income statement, and statement of cash flows as of and for each of the twelve (12) month periods ended December 31, 2009, December 31, 2008, and December 31, 2007 and the related notes thereto (the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements, including the balance sheet, income statement and statement of cash flows as of and for the six (6) month period ended June 30, 2010 (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements delivered to Parent with respect to the Company and CEA fairly present in all material respects the financial position and operating results of the Company and CEA for the periods indicated therein and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

          (b) Except as set forth in the Company Disclosure Schedule, neither the Company nor CEA has any material liability, loss or obligation of any nature (whether absolute, contingent, or otherwise), except for (a) liabilities included or reflected in the Financial Statements, (b) liabilities or performance obligations arising subsequent to June 30, 2010 in the ordinary course of business consistent with past practice, or (c) liabilities arising other than in the ordinary course of business under any contracts or agreements to which the Company or CEA is a party.
          (c) The Company and CEA maintain Financial Reporting Controls. Since January 1, 2007, (i) there has not been any change in the Financial Reporting Controls used by the Company or CEA that has materially affected such Financial Reporting Controls, and (ii) there is no weakness that has materially affected the Company’s or CEA’s ability to record, process, summarize or report financial information. Neither the Company nor CEA nor, to the Knowledge of the Company, any stockholder, director, officer, employee, auditor, accountant or representative of the Company or CEA, has received or has otherwise become aware of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or CEA or the Company’s or CEA’s internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company or CEA has engaged in questionable or improper accounting practices.
          2.8 Ordinary Course. Since December 31, 2009, each of the Company and CEA has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or CEA. In addition, without limiting the generality of the foregoing, since December 31, 2009, and except in accordance with the ordinary course of business or as set forth in the Company Disclosure Schedule or in the Correspondence, neither the Company nor CEA has:
          (a) entered into or terminated any strategic alliance, joint development or joint marketing Contract relating to or involving the Company’s or CEA’s business;
          (b) authorized, declared, set aside or paid any distributions or dividends to any Person on the capital stock of the Company or CEA;
          (c) (i) entered into any employment or consulting contract or commitment (whether oral or written), (ii) granted any severance or termination pay, and has not paid or agreed or made any commitment to pay any discretionary or stay bonus, to any Employee or independent contractor of or consultant to the Company or CEA, or (iii) adopted, amended, terminated or increased benefits under any Company Plan;
          (d) made, granted or approved any (i) grant of options, restricted stock or phantom stock or any change in the vesting schedule applicable thereto, or (ii) increase in salary, rate of commissions, rate of consulting fees, rate or amount of distribution to equity holders or other compensation of any current equity holder, director, officer, key Employee (other than annual increases consistent with past practices), or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution, other than payments or contributions required by a Company Plan as in effect on the date hereof;

          (e) made or changed any election in respect of any Tax, adopted or changed any accounting method in respect of any Tax, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax;
          (f) except as reflected in the Financial Statements, made any change in accounting policies, principles, methods, practices or procedures used in connection with the Company’s or CEA’s business;
          (g) borrowed any amount except borrowing from banks or other similar financial institutions to meet working capital requirements;
          (h) sold, transferred, or otherwise disposed of any of its Assets and Properties with a fair market value in excess of $150,000 individually or in the aggregate with regard to a series of similar items;
          (i) made any capital expenditures or commitments in excess of $150,000 individually or in the aggregate with regard to a series of similar items;
          (j) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving an amount in excess of $150,000;
          (k) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the Assets and Properties of either the Company or CEA in excess of $150,000;
          (l) made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures; or
          (m) agreed, whether in writing or otherwise, to take any action described in this Section 2.8.
     2.9 Litigation.
          (a) Except as set forth in the Company Disclosure Schedule, since January 1, 2005, there has not been any and there is currently (a) no private or governmental Action or Proceeding pending by or against the Company or CEA (or settlements effected in connection therewith) (i) relating to the Assets and Properties of the Company or CEA or the operation of the business of the Company or CEA, or (ii) that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements or to have a Material Adverse Effect on the Company or CEA. To the Knowledge of the Company, since January 1, 2007, no such Action or Proceeding has been threatened.
          (b) There are no judgments, decrees or Orders (i) against the Company or CEA or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or CEA; or (ii) against the Company or CEA that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company, since January 1, 2007, no such Order has been threatened.
     2.10 Intellectual Property.
          (a) Each of the Company and/or CEA owns all rights, title and interest in and to, or is licensed or otherwise possesses a valid and enforceable right to use free and clear of any Encumbrance (other than Permitted Encumbrances), all the Company Intellectual Property. No Action or Proceeding, claim or challenge by any other Person to any rights, title or interests, of the Company or CEA with respect to the Company-Owned Intellectual Property is pending against the Company and/or CEA or has been threatened in writing against the Company and/or CEA. Neither the Company nor CEA has entered into any exclusive licenses with respect to any Company-Owned Intellectual Property with any Person.
          (b) The Company and/or CEA possess sufficient rights to the Company Intellectual Property as necessary for the conduct of the respective businesses of the Company and/or CEA. Except as set forth in the Company Disclosure Schedule, the Company Intellectual Property constitutes all the material Intellectual Property used in, or necessary for, the conduct of the Business as it currently is conducted or currently proposed to be conducted. To the extent that any Intellectual Property used in the respective business of the Company and/or CEA has been developed or created by an employee or any consultant, contractor or other Person for the Company or CEA, the Company and/or CEA have a written agreement with such employee or Person with respect thereto or has obtained ownership of, or a valid and enforceable right to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment. The Company Disclosure Schedule sets forth a true and complete list of all employees, independent contractors and consultants of the Company and/or CEA and any other Person (identifying whether each such individual is or was an employee, contractor or consultant of the Company and CEA) that has contributed to the development, enhancement, implementation or modification of PACE in any manner (such individuals, the “PACE IP Developers”)
          (c) Except as set forth in the Company Disclosure Schedule, neither the Company Intellectual Property nor the Company’s or CEA’s use or exploitation of the Company Intellectual Property infringes, violates or misappropriates or has been alleged to infringe or misappropriate any proprietary Intellectual Property right or any contractual right in Intellectual Property of any other Person.
          (d) Each inbound IP License is in effect, and the Company has not taken or failed to take any action and, to the Knowledge of the Company, no other event has occurred that could subject any IP License to terminate or otherwise cause any such IP License not to be in effect in the foreseeable future. Either the Company or CEA has the right to use all Intellectual Property necessary to the conduct of the respective businesses of the Company and/or CEA and not owned by either the Company or CEA without payment or obligation to a third party, in perpetuity, or, in those instances where a payment is required, the Company and CEA has paid all royalties due and performed in all material respects all obligations under all IP Licenses.

Neither the Company nor CEA is presently in material default and has received no written notice of material default under any IP License.
          (e) The Company Disclosure Schedule lists, with respect to the Company-Owned Intellectual Property, all (i) all Patents and Patent applications, (ii) registered Trademarks, trade names and service marks and material unregistered Trademarks; (iii) registered Copyrights; (iv) Domain Names; and (v) any other Company-Owned Intellectual Property that is the subject of an application, certificate or registration issued by any Governmental Authority in each case listing (A) the jurisdictions in which each has been issued or registered or in which any application for such issuance and registration has been filed, and (B) the nature and extent of the ownership interest or other right held by the Company and/or CEA. With respect to Company-Owned Intellectual Property that is the subject of an exclusive license to the Company (as opposed to ownership or purported ownership) the Company Disclosure Schedule lists the registrations of which the Company has Knowledge.
          (f) The Company Disclosure Schedule lists, (i) all material licenses, sublicenses and Business Contracts as to which either the Company or CEA is a party and pursuant to which any Person is authorized to use or has obtained any other rights to any Company Intellectual Property; and (ii) all licenses, sublicenses and Business Contracts (other than commercially available shrinkwrap or click-wrap software license agreements) with respect to Intellectual Property of a third party which (a) are incorporated in, are, or form a part of any product or service of the Company and/or CEA, or (b) used by the Company or CEA (subsections (i) and (ii) are collectively referred to herein as the “IP Licenses”). Neither the Company nor CEA is presently in material default and has received no notice of material default under any IP License. The IP Licenses constitute all of the material Business Contracts relating to any grant of rights under any Company Intellectual Property. Except as set forth on the Company Disclosure Schedule, no Intellectual Property owned by a third party is material to the Company’s and/or CEA’s conduct of their respective businesses.
          (g) Except as set forth in the Company Disclosure Schedule, to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any Person.
          (h) All applications, certificates and registrations for all registered Patents, Trademarks, Copyrights and Domain Names are valid and subsisting. All necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with any such Company-Owned Intellectual Property registered before any Governmental Entity have been paid.
          (i) The Company Disclosure Schedule sets forth a list of all proprietary Software owned or exclusively licensed to the Company and/or CEA and used in or material to the conduct of the respective businesses of CEA and/or Company. Except as set forth on the Company Disclosure Schedule, no open source, public source or “freeware” software, code or other technology, or any modification or derivative thereof, was or is, used in, incorporated into, integrated or bundled with the proprietary Software owned by or developed on behalf of the Company or CEA in a manner that would require any of such proprietary Software to be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) distributed without charge. Except as set forth in the Company Disclosure

Schedule, none of the source code for any Software owned or exclusively licensed by the Company has been published, put in escrow or otherwise disclosed by the Company or CEA to any Person, other than employees of the Company or CEA or third parties involved in the development thereof and subject to written non-disclosure agreements, and no licenses or rights have been granted to any Person to distribute, or to otherwise use the source code for any of the same.
          (j) All information technology equipment and systems, used in and necessary to the conduct of the respective businesses of CEA and/or the Company (i) operate and perform in all material respects adequately for the purposes for which the Company or CEA uses them, and (ii) to the Knowledge of the Company, do not contain any disabling or destructive code or virus that would impede or result in the disruption of the operation of the business operations of the Company and/or CEA. No Trade Secret has been disclosed or authorized to be disclosed to any Person, other than pursuant to a non-disclosure agreement that protects the proprietary interests in and to such Trade Secrets. The Company and/or CEA have taken reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how.
     2.11 Environmental Matters.
          (a) All of the operations of the Company and CEA comply and have at all times complied, in all materials respects, with all applicable Environmental Laws, and neither the Company nor CEA, nor any other Person for whose conduct either the Company or CEA is or may be held responsible, is subject to any material Environmental Liabilities. Neither the Company nor CEA has received any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other written communication that relates to (i) Hazardous Materials, or (ii) any alleged, actual, or potential violation of or failure to comply with any Environmental Laws. Neither the Company nor CEA has: (i) used, generated, stored, treated, disposed, handled or placed any Hazardous Material on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company or CEA (including, without limitation, property owned or leased pursuant to the Real Property Leases), except in compliance with all Environmental Laws; or (ii) disposed of, transported, sold, distributed, or manufactured any product, substance or material of the Company or CEA which is or contains any Hazardous Material, except in compliance with all Environmental Laws.
          (b) There has been no Release or threatened Release of Hazardous Material by the Company or CEA on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company or CEA (including, without limitation, property owned or leased pursuant to the Real Property Leases).
     2.12 Taxes.
          (a) Each of the Company and CEA has duly, timely and properly completed and filed all Tax Returns required to be filed by it and has paid all Taxes which are due, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and CEA provided to Parent true, complete and correct copies of all Tax Returns filed by the Company and CEA for the past three (3) fiscal years. There is (i) no claim for any Tax that is an

Encumbrance against any of the Assets and Properties of the Company or CEA or that is being asserted against the Company or CEA with respect to any of the Assets and Properties or the business, except for Permitted Encumbrances, (ii) no audit of any Tax Return relating to the Company or CEA or any of the Assets and Properties or the Business being conducted by any Taxing Authority, and (iii) except as described on the Company Disclosure Schedule, no deferral of any material Tax liability that is required to be accrued on the Financial Statements from a period ending on or prior to the Closing Date to a period ending after the Closing Date and no extension of any statute of limitations on the assessment of any Tax with respect to the Company or CEA or any of the Assets and Properties or the Business of the Company or CEA.
          (b) Each of the Company and CEA has, or caused to be, withheld all amounts required to be withheld by Law from payment made to any Person, whether that Person is regarded as an employee, independent contractor, or otherwise, in the conduct of the Business. Each of the Company and CEA has, or caused to be, timely paid to the appropriate Taxing Authority all amounts so withheld or otherwise due in connection with all such payments, and has, or caused to be, timely filed all requisite returns with the Taxing Authorities with respect to such Taxes. Neither the Company nor CEA is a party to any Tax proceeding with respect to the withholding of Taxes from any payments made in the conduct of the Business. Neither the Company nor CEA has been and is not required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of any change in any accounting method, there is no application pending with any Taxing Authority requesting permission for any change in any accounting method for Tax purposes and no Taxing Authority has proposed any such adjustment or change in accounting method.
          (c) Neither the Company nor CEA has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     2.13 Employee Benefit Plans.
          (a) The Company Disclosure Schedule contains a true and complete list of each (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) all medical, dental, life insurance, equity bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans, and (iii) any other plans, agreements, trust funds or arrangements (whether written or unwritten, insured or self-insured) (A) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, CEA or any of its ERISA Affiliates (as defined in Section 2.13(c) hereof) on behalf of any Employee, officer, director, stockholder or other service provider of the Company or CEA (whether current, former or retired) or their beneficiaries, or (B) with respect to which the Company, CEA or any of its ERISA Affiliates has or has had any obligation on behalf of any such Employee, officer, director, stockholder or other service provider or beneficiary (collectively, the “Company Plans”). Except as set forth on the Company Disclosure Schedule, each Company Plan complies in all material respects in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, and, other than routine claims for benefits in the ordinary course of business, no claims have been asserted against any such Company Plan, any trustee or fiduciary thereof, or the assets of any trust of any Company Plan. Each Company Plan which is intended to meet requirements for tax-favored treatment under any provision of the Code satisfies the applicable requirements under the Code in all material respects and nothing has occurred that could cause the loss of such tax-favored treatment or the imposition of any tax or penalty. Each Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS upon which it may rely regarding its qualified status under the Code or is maintained on a prototype or volume submitter plan that has received a favorable opinion or advisory letter from the IRS upon which it may rely regarding its qualified status under the Code.
          (b) Each of the Company and CEA has delivered to Parent complete and current copies of all of the Company Plans, including all amendments thereto, or a written description of any unwritten plan; any trust agreement, insurance contract or administrative services contract related to a Company Plan; the most recent employee handbooks, policies and statements of practices; and, for each Company Plan subject to ERISA, the most recent summary plan description, the most recent IRS determination letter for each Company Plan intended to be tax-qualified; and the three most recent Form 5500s and attached schedules, and related audited financial statements.
          (c) The Company, CEA and any entity that is a member of a controlled group with, under common control with, or otherwise required to be aggregated with, the Company or CEA pursuant to Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has not communicated to present or former Employees of the Company or CEA, or formally adopted or authorized for present or former Employees of the Company or CEA, any plan not disclosed pursuant to this Section 2.13 or any change in any existing Company Plan.
          (d) None of the Company, CEA or any of its ERISA Affiliates or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, Directly or Indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.
          (e) Each of the Company and CEA is in compliance in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA (“COBRA”). Other than such continuation of benefit coverage under group health plans that is required by COBRA, neither the Company nor CEA maintains any retiree health and welfare plan.
          (f) Except as set forth in the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either by themselves or in conjunction with any other event: (i) entitle any Employee or other service provider of the Company or CEA currently or formerly engaged in the conduct of the Company’s or CEA’s business to severance benefits or any other payment (except as specifically contemplated herein) or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such Employee or service provider.
          (g) No person is, or will as a result of the transactions contemplated by this Agreement become, entitled to any payment or benefit from or with respect to the Company or CEA which would not be deductible by the Company or CEA by reason of Section 280G of the Code. Neither the Company nor CEA has any indemnity obligation on or after the Effective Time or the CEA Effective Time, as applicable, for any Taxes imposed under Section 409A or 4999 of the Code.
          (h) All payments required by the Company Plans, (including, without limitation, all contributions or insurance premiums) with respect to all prior periods have been made or provided for by the Company and CEA in accordance with the provisions of each of the Company Plans, applicable Law and GAAP.
          (i) No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to the Company Plans.
          (j) None of the Company Plans is under, and neither the Company nor CEA has received any notice of, an audit by the IRS, DOL or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.
     2.14 Employee Matters.
          (a) Except as set forth in the Company Disclosure Schedule, since January 1, 2007, (i) there has been no federal or state claim (including court claims, complaints or charges before a federal or state administration agency) alleging discrimination or harassment on the basis of sex, age, disability (as defined by the Americans with Disabilities Act or corresponding state law), race, national origin, religion or federal or state statutory discrimination claim, complaint or charge relating to employment, or any common law claim (including claims of wrongful termination and/or tort claims) by any Employee against the Company or CEA, nor to the Knowledge of the Company is any such claim threatened in writing; and (ii) neither the Company nor CEA has received any written notice of any claim that it has failed to comply in any respect with any Law relating to the employment of any of the Employees (including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and payroll taxes, equal employment opportunity, employment discrimination, failure to reasonably accommodate a disability, family or medical leave, immigration, including IRCA, the WARN Act, and employee safety) or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing, nor since January 1, 2007 to the Knowledge of the Company, has (a) any such claim been threatened in writing, or (b) any such claim that would be material to the Company or CEA been threatened other than in writing.
          (b) Except as set forth in the Company Disclosure Schedule, there is no pending claim against the Company or CEA by any Employee under any workers’ compensation plan or policy or for long-term disability under any long-term disability plan.
          (c) The Company provided to Parent the following information (to the extent applicable) in the Correspondence with respect to each employee of the Company and CEA

(which information is accurate and complete), including each employee on leave of absence or layoff status: name, job title, date of hire, employment status, current annual base salary or current wages, 2009 bonus, 2010 bonus target, sick and vacation leave and paid time off that is accrued but unused. Neither the Company nor CEA is a party to any collective bargaining agreement or other labor union contract. Since January 1, 2007, there has been no work stoppage, strike, arbitration proceeding or other concerted action by any Employees, and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activity pending or threatened in connection with the Company or CEA.
          (d) Except as set forth in the Company Disclosure Schedule, the employment of each employee of the Company and CEA is terminable at the will of the Company or CEA, as the case may be, and neither the Company nor CEA is a party to any employment, non-competition, severance or similar contract or agreement with any employee of the Company or CEA (any such agreement, an “Employment Agreement”). Except as set forth in the Company Disclosure Schedule, since June 30, 2010, no executive officer of the Company or CEA has provided written notice to the Company or CEA of termination of employment, and, to the Knowledge of the Company (but with no independent investigation or any inquiry thereto), no such executive officer currently intends to imminently terminate his or her employment with the Company or CEA. To the Knowledge of the Company (but with no independent investigation or any inquiry thereto), no employee of the Company or CEA is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any Person other than the Company or CEA, as the case may be, that adversely affects the performance of that employee’s duties as an employee of the Company or CEA, as the case may be.
     2.15 Insurance. The Company Disclosure Schedule contains a list of all insurance policies and bonds maintained by the Company and CEA, copies of which have been delivered to Parent. Except as set forth in the Company Disclosure Schedule, there is no claim pending under any such policies or bonds. Each policy listed in the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due and payable under all such policies and bonds have been paid, and each of the Company and CEA is in material compliance with the terms of such policies and bonds. Neither the Company nor CEA has received any written notice of cancellation or termination of, or premium increase with respect to, any such policies.
     2.16 Brokers’ and Finders’ Fees; Third Party Expenses. Except as disclosed in the Company Disclosure Schedule, none of the Company, CEA or any of their respective stockholders, Employees or agents has incurred, nor will incur, Directly or Indirectly, any liability for brokerage, finders’, or financial advisor’s fees or agents’ commissions or investment bankers’ fees or any similar charges, fees or commissions in connection with this Agreement or any transaction contemplated hereby.
     2.17 Customers and Suppliers.
          (a) The Company Disclosure Schedule lists by name (i) each customer of the Company and CEA that individually accounts for more than $250,000 of the consolidated gross revenues of the Company and CEA during the twelve (12) month period ended on June 30, 2010, on the basis of revenues collected, and the amount of sales to each such customer has been provided to Parent in the Correspondence (which information is accurate and complete), and (ii) each supplier of the Company and CEA from which either the Company or CEA has made total purchases in excess of $150,000 during the twelve (12) month period ended June 30, 2010, and the amount of purchases from each such supplier during such period.
          (b) Except as set forth in the Company Disclosure Schedule, no customer or supplier required to be disclosed pursuant to Section 2.17(a) has ceased or materially reduced, canceled or otherwise terminated its usage or supply of the products and services offered by the Company or CEA.
          (c) Except as set forth in the Company Disclosure Schedule, since January 1, 2009 each customer and supplier required to be disclosed pursuant to Section 2.17(a) has transacted business with the Company or CEA and otherwise has acted substantially in accordance with the terms of its Business Contract consistent with the established course of conduct or, to the extent there is no Business Contract, its course of performance with the Company or CEA. Since January 1, 2009, no such customer has sought in writing, or indicated in writing any intention to seek, a material reduction in the prices it currently pays for services of the Company or CEA or any other material modification of any payment term or other material term applicable to its purchases and services of the Company or CEA.
     2.18 Contracts.
          (a) Except for the Contracts described in the Company Disclosure Schedule, neither the Company nor CEA is a party to or bound by:
               (i) any distributor, agency, advertising agency, marketing, manufacturer’s or representative sales Contract involving annual payments by the Company or CEA of $200,000 or more or aggregate payments to the Company or CEA of $200,000 or more;
               (ii) any Contract that (A) involves aggregate payments by the Company or CEA of $200,000 or more during the twelve (12) month period ended on June 30, 2010 or annual payments to the Company or CEA of $500,000 or more during the twelve (12) month period ended on June 30, 2010, or (B) contains any covenant or other provision which limits either the Company’s or CEA’s or any Affiliate of the Company’s or CEA’s ability to compete with any Person in any market, area, jurisdiction or territory;
               (iii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or other Indebtedness, any currency exchange, commodities or other hedging arrangement, or any guarantees or any letter of credit issued for the account of the Company or CEA, including capital leases;
               (iv) any Contract for capital expenditures related to the conduct of the Company’s or CEA’s business in excess of $200,000;
               (v) any Contract of guarantee, support, indemnification, or any similar commitment with respect to, the obligations, or Liabilities of the Company or CEA whether secured or unsecured where the obligation or liability reasonably could be expected to be $250,000 or more individually or in the aggregate with regard to a series of similar items; or
               (vi) any Employment Agreement;
               (vii) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company or CEA is a party;
               (viii) any contract or agreement with any Governmental Entity;
               (ix) any Real Property Lease;
               (x) any Contract to which CEA or the Company is a party that grants or conveys rights of first refusal, or contain “most favored nation” or similar pricing provisions;
               (xi) any material IP License;
               (xii) any Contract involving the sale of any assets of the Company or CEA outside of the ordinary course of business, or the acquisition of any assets of any Person by the Company or CEA outside of the ordinary course of business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding (including the 2008 Merger Agreement);
               (xiii) any Contract to which either the Company or CEA and any Company Related Person or CEA Related Person, as the case may be, are parties;
               (xiv) any Contract that provides for the Company or CEA to be the exclusive provider or recipient of any product or service with annual payments in excess of $250,000; and
               (xv) each material amendment, supplement and modification in respect of any of the foregoing.
          (b) The agreements, documents and instruments required to be set forth in the Company Disclosure Schedules in clauses (i)-(xv) of Section 2.18(a) and the Personal Property Leases are referred to herein as “Material Contracts.”
          (c) True and complete copies or, if none, reasonably complete written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, of each Material Contract required to be listed in the Company Disclosure Schedule pursuant to Section 2.18(a) have been delivered to Parent.
          (d) All Material Contracts and all transactions in which the Company and CEA has engaged with a customer, supplier or sales representative of the Company or CEA, have utilized U.S. Dollars as the underlying currency.
     2.19 No Breach of Material Contracts. Each of the Company and CEA has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default, and is not alleged in writing to be in default, in respect of any Material Contract. Except as set forth in the Company Disclosure Schedule, each of the Material Contracts is in full force and effect and will not cease to be in full force and effect after the Closing Date as a result of the Merger, and there exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or CEA or, to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a material default or event of default under any Material Contract.
     2.20 Relationships with Related Parties. Except as set forth in the Company Disclosure Schedule, (i) no owner (direct or indirect), director or officer of the Company (any such individual, a “Company Related Person”) or CEA (any such individual, a “CEA Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Company Related Person or CEA Related Person, is, or since January 1, 2007, has been, directly or indirectly, (x) involved in any business arrangement or relationship with the Company or CEA or any Material Customer or Material Supplier, other than employment arrangements entered into in the ordinary course of business or (y) an owner of more than 5%, or a director, officer or manager, of any Material Customer or Material Supplier.
     2.21 Compliance with Laws; Licenses.
          (a) Each of the Company and CEA has since January 1, 2005 complied in all material respects with each applicable Law to which the Company, CEA or their respective business, Assets and Properties is or has been subject. Neither the Company nor CEA has since January 1, 2005 received any written notice regarding any actual, alleged or potential violation of, conflict with, or failure to comply with, any Law. Each of the Company and CEA has duly obtained all material consents necessary for the conduct of its business.
          (b) The Company Disclosure Schedule contains a true and complete list of each License that is held by the Company and each License that is held by CEA. Each such License is valid and in full force and effect. The Company and CEA, as applicable, are, and at all times since January 1, 2005, have been, in compliance in all material respects with each such License. The Licenses required to be listed pursuant to Section 2.21(b) of the Company Disclosure Schedule collectively constitute all of the Licenses necessary to permit the Company and CEA to conduct and operate their respective businesses in all material respects in the manner currently conducted.
          (c) Each of the Company and CEA is in compliance in all material respects with the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including, without limitation, the privacy requirements set forth at 45 CFR Parts 160 and 164 et seq. (the “Privacy Regulations”), the security regulations set forth at 45 CFR Part 160 and Part 164, Subparts A and C et seq. (the “Security Regulations”), and all applicable state privacy laws. Each of the Company and CEA has created and maintains written policies and procedures to protect the privacy of all patient information, and has implemented commercially reasonable security procedures, including physical, administrative and electronic safeguards, to protect all personal information stored or transmitted in electronic form. When acting as a business associate as defined in the Privacy Regulations and Security Regulations, each of the Company and CEA has in effect all agreements with each of its customers that are Covered Entities (as defined in the Federal Privacy and Security Regulations) that satisfy all of the requirements of 45 CFR §§ 164.504(e) and 164.314 and 42 USC §§ 17931 through 17940 (the “HITECH Act”), such agreements permit the Company and CEA to operate their respective businesses as presently conducted, and neither the Company nor CEA is in material breach of any such agreements.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND CEA
MERGER SUB
     Except for the representations and warranties of Parent, Merger Sub and CEA Merger Sub contained in this Article III (in each case, as modified by the disclosure schedules with respect thereto, which are attached hereto and made a part hereof (the “Parent Disclosure Schedule”), none of Parent, Merger Sub, CEA Merger Sub or any other Person makes any other express or implied representation or warranty (whether oral or written) with respect to Parent, Merger Sub, CEA Merger Sub, any other Person or the transactions contemplated by this Agreement, and each of Parent, Merger Sub and CEA Merger Sub disclaims any other representations or warranties, whether made by Parent, Merger Sub or any of their respective Representatives. Except as set forth in Parent Disclosure Schedule (with specific reference to the Section of this Article III to which the information stated in such disclosure relates; provided, however, that the inclusion of any fact or items disclosed in any Section or subsection of the Parent Disclosure Schedule shall be deemed disclosed and incorporated in each other Section of the Parent Disclosure Schedule where it is reasonably apparent that such disclosure is relevant or applicable to such other Section), each of Parent, Merger Sub and CEA Merger Sub jointly and severally represents and warrants to the Company and CEA as follows:
     3.1 Organization, Standing and Power.
          (a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Parent has the corporate power and authority to own, use, lease and operate its Assets and Properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.
          (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Merger Sub has the corporate power and authority to own, use, lease and operate its Assets and Properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company. Merger Sub is not in violation of any of the provisions of Merger Sub’s Charter Documents.
     3.2 Authority. Each of Parent, Merger Sub and CEA Merger Sub has the requisite corporate power to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Parent, Merger Sub and CEA Merger Sub or any of their Affiliates are each a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, shareholder and other action on the part of Parent, Merger Sub and CEA Merger Sub. This Agreement has been, and the Ancillary Agreements to which Parent, Merger Sub or CEA Merger Sub is a party will be, duly executed and delivered by such parties. This Agreement constitutes, and the Ancillary Agreements to which Parent, Merger Sub and CEA Merger Sub is a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of Parent, Merger Sub and CEA Merger Sub, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally, and general principles of equity.
     3.3 No Conflict. The execution and delivery by each of Parent, Merger Sub and CEA Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by Parent, Merger Sub and CEA Merger Sub of the transactions contemplated hereby and thereby will not (a) conflict with or result in any violation or breach of, or default under (with or without notice or lapse of time, or both) (i) Parent’s or Merger Sub’s Charter Documents, or (ii) any applicable Law, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.
     3.4 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or CEA Merger Sub in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, authorizations, filings, approvals and registrations which would not prevent or alter or delay any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (ii) such filings required by the HSR Act.
     3.5 Financial Resources. Parent has sufficient funds to pay, or borrowing capacity to finance, the Merger Consideration, and the Closing is not subject to any financing conditions. At the time of the consummation of the transactions contemplated herein after giving effect thereto Parent will be solvent. For purposes of this Agreement, “solvent” shall mean that, on the date specified (a) the fair value of the assets of Parent shall be greater than the total amount of its liabilities, including those arising under any Law, Order, Contract, arrangement, commitment or undertaking, (b) the present fair salable value of Parent’s assets is not less than the amount that will be required to pay the probable debts and liabilities of Parent on its debts as they become absolute and matured in accordance with their stated terms, (c) Parent does not intend to, and does not believe that Parent will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature prior to and including the Closing, and (d) Parent is not engaged in, and is not about to be engaged in a business or a transaction for which its property would constitute unreasonably small capital.
     3.6 Litigation. There is (a) no private or governmental Action or Proceeding pending by or against Parent, Merger Sub or CEA Merger Sub or, to the Knowledge of Parent, Merger Sub or CEA Merger Sub, threatened in writing by or against Parent, Merger Sub or CEA Merger Sub, that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby, and (b) no judgment, decree or Order applicable to Parent, Merger Sub or CEA Merger Sub, which could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements.
     3.7 No Brokers. Neither Parent nor Merger Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.
3.8 Investigation by Parent. Parent, Merger Sub and CEA Merger Sub acknowledge that, except as set forth in Article II, neither the Company, CEA nor any other Person on behalf of the Company, CEA or the Former Securityholders is making any representation or warranty.
ARTICLE IV
COVENANTS
     4.1 Conduct of Business by Company and CEA.
          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and CEA shall periodically report to Parent concerning the state of the business, operations and finances of the Company and CEA and, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), carry on their business in the usual, regular and ordinary course materially consistent with past practices, pay its debts, liabilities and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts to (i) preserve substantially intact their present business organization and operations, (ii) keep available the services of their satisfactorily performing present officers and key Employees, (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others with which they have significant business dealings, and (iv) maintain and preserve their Assets and Properties in good repair, order and condition.
          (b) Except as required or permitted by the terms of this Agreement, without the prior written consent of Parent (not to be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and CEA shall not do any of the following:
               (i) Waive any stock repurchase rights, accelerate (except as disclosed in the Company Disclosure Schedule), amend or (except as specifically provided for herein)

change the period of exercisability of options, warrants or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans or any warrants;
               (ii) (A) Grant or announce any stock option, equity or incentive awards or the increase in the salaries, bonuses or other compensation and benefits payable by the Company or CEA to any of the Employees, officers, directors, stockholders or other service providers of the Company or CEA, (B) hire any new employees, except in the ordinary course of business consistent with past practice and so long as such hiring is with respect to Employees with an annual base salary and incentive compensation opportunity not to exceed $125,000, (C) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to any Employee, officer, director, stockholder or other service provider of the Company or CEA, whether past or present, (D) enter into or amend any contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, or (E) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing, Company Plan or any collective bargaining agreement;
               (iii) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Company Intellectual Property, other than in the ordinary course of business consistent with past practices, provided that in no event shall the Company or CEA license on an exclusive basis or sell any material Intellectual Property of the Company or CEA;
               (iv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
               (v) Purchase, redeem or otherwise acquire, Directly or Indirectly, any shares of capital stock of the Company or CEA, including repurchases of unvested shares at cost in connection with the termination of the relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof or authorize any recapitalization;
               (vi) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, except for the issuance of Company Common Stock upon the exercise of outstanding Options;
               (vii) Amend its Charter Documents unless required to do so hereunder;

               (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or CEA, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict the Company’s or CEA’s ability to compete or to offer or sell any products or services;
               (ix) Sell, lease, license, encumber or otherwise dispose of any of the Assets and Properties, except sales, leases or other dispositions of any of the Assets and Properties in the ordinary course of business that are not material, individually or in the aggregate, to the Company or CEA;
               (x) Amend any of the documents evidencing the Company’s or CEA’s current Indebtedness or enter into any new agreements, arrangements, commitments or understandings, whether oral or written, to incur additional Indebtedness, or make any loans, advances or capital contributions to, or investments in, any Person;
               (xi) Except as required by GAAP, make any change in accounting methods, principles or practices;
               (xii) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring the Company or CEA to pay in excess of $100,000 in any 12 month period;
               (xiii) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party or any Parent Claimant, settle or compromise any material income tax liability or, except as required by applicable law, change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;
               (xiv) Form, establish or acquire any subsidiary;
               (xv) cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the ordinary course of business;
               (xvi) commence, compromise or settle any suit, litigation, proceeding, investigation, mediation, arbitration or audit;
               (xvii) make any change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;
               (xviii) Make capital expenditures except in the ordinary course of business consistent with past practices in an amount not to exceed $100,000 individually or in the aggregate with regard to a series of similar items;

               (xix) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(b)(i) through 4.1(b)(xviii) above.
          (c) During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement pursuant to its terms or the Closing, the Company and CEA shall include Mr. Lazenby (or his designee) in all material discussions, proposals, conferences, settlement discussions or other engagements regarding the existing contract and related settlement actions with Grady Health System.
     4.2 HSR Filings and Consents.
          (a) Parent and the Company shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than three (3) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall request (unless otherwise agreed to by the parties) early termination of the waiting period prescribed by the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other antitrust laws. Parent and the Company shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other relevant Laws. Parent shall be responsible for paying any fees required for any filing that is necessary under the HSR Act.
          (b) Parent and the Company shall use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any other relevant Laws for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and other Governmental Entity, and shall comply promptly with any such inquiry or request; provided that Parent shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy and shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity respecting the transactions contemplated by this Agreement.
     4.3 Other Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the CEA Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article V to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations, notifications and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in the Company Disclosure Schedule; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, and except to the extent necessary to protect confidential competitively sensitive information, each of the Company and CEA, on the one hand, and Parent, Merger Sub, and CEA Merger Sub, on the other hand, shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the CEA Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company, CEA, Parent, Merger Sub and CEA Merger Sub shall act reasonably and as promptly as practicable.
     4.4 Confidentiality; Access to Information.
          (a) Confidentiality. The terms of the Confidentiality Agreement shall remain in full force and effect. If this Agreement is terminated as provided in Article VI hereof, each party (A) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (B) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.
          (b) Access to Information. Each party will afford the other and its respective financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Closing to obtain all information concerning such party’s business, including the status of product and business development efforts, properties, results of operations and personnel as may be reasonably requested. No information or knowledge obtained by either party in any investigation pursuant to this Section 4.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
          (c) Publicity. The parties agree that (i) the initial press release with respect to this Agreement and the transactions contemplated hereby (which release the parties contemplate will be issued promptly following the execution and delivery of this Agreement) shall be a press release of Emdeon Inc., subject to the review and approval of the Company, and (ii) the press release with respect to the closing of the transactions contemplated hereby shall be a joint press release of Emdeon Inc. and the Company. Subject to the foregoing, no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of the other parties; provided, however, that nothing contained herein will (a) limit any party from making any announcements, statements or acknowledgments that such party is required by applicable Legal Requirements to make, issue or release, or (b) limit Emdeon Inc. from making any disclosures that it deems necessary or advisable to be made in filings with the Securities and Exchange Commission. Subject to the foregoing, the Company and CEA and Parent will consult with each other concerning the means by which the Company’s and CEA’s employees, customers, suppliers, lessors, creditors and others having business relations with the Company or CEA will be informed of the transactions contemplated hereby, and Parent will have the right to be present for any such communications.
     4.5 Charter Protections and Indemnification Agreements; Directors’ and Officers’ Liability Insurance.
          (a) All rights to indemnification for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current directors and officers of the Company as provided in the Charter Documents of the Company or in any indemnification agreements or insurance policies in effect on the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms. Effective as of the Closing, the Company, at its sole expense (which expense will be paid in full prior to Closing), shall obtain director and officer liability insurance with coverage for a period of six (6) years following the Closing, which insurance shall provide coverage for the individuals who were officers and directors of the Company prior to the Effective Time with respect to matters arising at or prior to the Effective Time in the amount of at least $5,000,000 (and the Company shall provide evidence of the same to Parent in form reasonably acceptable to Parent at or prior to the Closing).
          (b) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its Assets and Properties to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 4.5.
     4.6 Disclosure of Certain Matters. The parties may, by providing written notice to the other party, supplement or amend the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable (each, a “Disclosure Schedule”) being delivered pursuant to this Agreement with respect to any matter arising or discovered after delivery thereof which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. No supplement or amendment to a party’s Disclosure Schedule shall (i) eliminate the other party’s right, if any, to terminate this Agreement based on the inaccuracy of the representation or warranty of the supplementing or amending party for purposes of determining satisfaction of the conditions set forth in Section 5.2(a) or 5.3(a), or (ii) cure any breach of any representation or warranty of the supplementing or amending party set forth herein. The rights and obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.

     4.7 No Solicitation.
          (a) During the period between the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and CEA each agree that they shall not, and that they shall use their reasonable best efforts to ensure that none of their Representatives shall, Directly or Indirectly, take any of the following actions:
               (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s or CEA’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal;
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal; or
               (iii) terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which it is a party, or take any action to exempt any person (other than Parent, Merger Sub and CEA Merger Sub) from the restrictions on “business combinations” contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply.
          (b) The Company and CEA shall as promptly as possible (but in any event within twenty-four (24) hours) provide oral and written notice to Parent of receipt by the Company or CEA or any of their Representatives of any Acquisition Proposal.
          (c) The Company or CEA shall inform its Representatives of the obligations undertaken in this Section 4.7 promptly following the date of this Agreement. The Company and CEA shall, and shall direct their Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement that could reasonably be expected to lead to an Acquisition Proposal.
     4.8 Company Stockholder Approval.
          (a) Action by Written Consent. Within four hours following the execution of this Agreement, the Company and CEA shall deliver to Parent true and complete copies of (i) an action by written consent of CEA Holdings, as the sole stockholder of the Company (the “Company Written Consent”), executed and delivered by CEA Holdings evidencing the adoption of this Agreement and the approval of the Merger by CEA Holdings as the sole stockholder of the Company (the “Requisite Company Stockholder Approval”), and (ii) an action by written consent of the stockholders of CEA (the “CEA Written Consent”; the Company Written Consent and CEA Written Consent, collectively, the “Written Consents”), executed and delivered by the Company, evidencing the adoption of this Agreement and the approval of the CEA Merger by the stockholders of CEA (the “Requisite CEA Stockholder Approval”).
          (b) Solicitation of Consents. In accordance with this Agreement, the DGCL, and the organizational documents of the Company and CEA, as applicable, the Company and

CEA, as applicable, shall use commercially reasonable efforts to cause the stockholders of CEA (other than the Company) listed in Section 2.2 of the Company Disclosure Schedule who have not delivered a written consent in accordance with Section 4.8(a) to thereafter execute and deliver the Company Written Consent or CEA Written Consent, as applicable. In furtherance thereof, the Company and CEA shall promptly, but in no event later than five (5) Business Days following the date of the Written Consents executed in accordance with Section 4.8(a) thereof, deliver to all stockholders of the Company and CEA other than the stockholders of the Company and CEA that executed the Written Consents in accordance with Section 4.8(a) thereof, (i) a form of the Company Written Consent and CEA Written Consent, together with notice and a description of the adoption of this Agreement and approval of the Merger and CEA Merger, (ii) a notice of such stockholders’ appraisal rights under the DGCL, which notice will be in accordance with Section 262(b) of the DGCL, (iii) a copy of this Agreement and (iv) a summary of the material terms of the Agreement. Without limiting the generality of the foregoing, the Company shall also deliver such notices and take such other actions as are required to be taken prior to the Closing in order to comply with the provisions of Section 262 of the DGCL, if applicable with respect to appraisal and dissenters rights.
          (c) Board Recommendation. The Board of Directors of the Company shall not withdraw, alter, modify, change or revoke its recommendation to the stockholders of the Company to vote in favor of the Merger nor its approval of the Merger. The Board of Directors of CEA shall not withdraw, alter, modify, change or revoke its recommendation to the stockholders of CEA to vote in favor of the CEA Merger nor its approval of the CEA Merger.
          (d) Section 280G Approval. Prior to the Closing, the Company and CEA will take all action necessary in accordance with applicable Law and its organizational documents to (i) conduct a separate vote of their stockholders and perform such other acts as are within its power to satisfy all of the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder for exemption of any compensation or other payment payable under any contract, agreement, plan or arrangement covering any disqualified individual (as such term is defined in Section 280G(c) of the Code) that would give rise to any “excess parachute payment,” as that term is defined in Section 280G(b) of the Code, and (ii) obtain the consent of each such disqualified individual to conditionally waive the smallest portion necessary under Section 280G(b)(5)(B) of the Code and the regulations thereunder of any such payments that are not so approved, such that after giving effect to such vote and all related waivers and other agreements, if the requisite number of affirmative votes are obtained, such payments, awards and benefits will qualify for the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and will not be subject to any excise tax pursuant to Section 4999 of the Code.
     4.9 Benefit Arrangements.
          (a) Parent agrees that all employees of the Company and CEA who continue employment with the CEA Surviving Corporation or the Surviving Corporation or Parent or any Affiliate thereof after the Effective Time (“Continuing Employees”) shall be eligible to continue to participate in the Company’s and CEA’s health, vacation, welfare and retirement benefit plans through at least December 2010, and that Parent shall ensure that the CEA Surviving Corporation, the Surviving Corporation, Parent or an Affiliate thereof maintains the previously adopted 2010 Incentive Compensation Plan, the 2010 Hospital Sales Incentive Plan — Account

Management Positions, the 2010 Sales Incentive Plan — RVP, Business Development, and the Sales Incentive Plan — VP, New Markets including the thresholds, targets and other provisions through at least December 2010, and that all payments due thereunder shall be made in accordance therewith; provided, however, that nothing in this Section 4.9 or elsewhere in this Agreement shall limit the right of Parent or any Affiliate thereof, including the CEA Surviving Corporation or the Surviving Corporation, to amend or terminate any such benefit plan or arrangement at any time after December 2010, and if Parent or any Affiliate thereof, including the CEA Surviving Corporation or the Surviving Corporation, terminates any such plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent’s benefit plans and vacation policies, in each case to the same extent as employees of Parent in similar positions and compensation grade levels. Continuing Employees shall receive credit for service time as an employee of the Company and CEA for purposes of eligibility to participate, vesting, and eligibility to receive benefits under any such Parent benefit plan and for purposes of vacation accrual for service accrued or deemed accrued prior to the Effective Time to the extent past service was recognized for such Continuing Employees under the comparable Company Plans immediately prior to the Effective Time, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Parent. Notwithstanding the foregoing, nothing in this Section 4.9(a) shall be construed to require crediting of service that would result in (A) duplication of benefits, (B) service credit for benefit accruals under a defined benefit pension plan, or (C) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its Affiliates generally. Additionally, any life, health and disability benefits available to Continuing Employees and their eligible dependents under Parent’s benefit plans shall not be subject to any insurability requirement or pre-existing condition exclusion that would not apply to the corresponding benefit provided under a Company Plan immediately prior to the Effective Time. Parent shall further provide each Continuing Employee, to the extent commercially practicable, with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Effective Time occurs in satisfying any applicable deductibles or out-of-pocket requirements under corresponding Parent benefit plans.
          (b) Immediately prior to the Closing Date, the Company and CEA shall cease contributions to, and terminate the Chamberlin Edmonds & Associates Inc. 401(k) Plan (the “401(k) Plan”). In connection therewith, the Company and CEA shall (i) cause their respective board of directors to adopt written resolutions, to be delivered pursuant to Section 5.3(f), to terminate the 401(k) Plan and one hundred percent (100%) vest all participants under the 401(k) Plan, such termination and vesting to be effective immediately prior to the Closing Date; and (ii) deliver, prior to Closing, notice of the 401(k) Plan termination to any trustees and custodians of the 401(k) Plan and/or its assets. Parent reserves the right to suspend the distribution of benefits from the 401(k) Plan until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of the 401(k) Plan or the completion of final testing and record keeping for the 401(k) Plan.
          (c) The parties hereto acknowledge and agree that all provisions contained in this Section 4.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Continuing Employees, any participant in any Parent benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.
     4.10 Fees and Expenses. Whether or not the Merger or the CEA Merger is consummated, all fees and expenses incurred in connection with the Merger or the CEA Merger including, without limitation, all legal, accounting, financial advisory, finders, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be paid by (i) in the case of any such fees or expenses of the Company, CEA or the stockholders of the Company or CEA, the stockholders of the Company and CEA in accordance with Section 1.6(a)(ii) hereof (and, subject to the foregoing, to the extent any such fees or expenses are liabilities of the Surviving Corporation or the CEA Surviving Corporation, shall be taken into account in determining the Estimated Net Working Capital and Closing Net Working Capital, as applicable, pursuant to the terms hereof), and (ii) in the case of any such fees or expenses of Parent, Merger Sub or CEA Merger Sub, Parent, Merger Sub or CEA Merger Sub.
4.11 Tax Matters. The following provisions shall govern the obligations and allocation of responsibility as between the parties for certain Tax matters:
          (a) Tax Returns. Each of the parties to this Agreement agrees to cooperate with each other party in the preparation of any Tax Returns to the extent of any reasonable request. The Company and CEA shall prepare or cause to be prepared and file or cause to be filed their Tax Returns that are required to be filed prior to the Closing Date, and each such Tax Return shall be reflective of and consistent with past practices of the Company and CEA except as otherwise required by applicable Law. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and CEA other than those Tax Returns that are required to be filed prior to the Closing Date. For any income Tax Return of the Company or CEA required to be filed after the Closing Date that includes a taxable period that begins before the Closing Date and ends on the Closing Date, or in the case of any income Tax Return required to be filed that involves a Straddle Period as defined in 4.11(c) and involves a potential Tax liability of more than $10,000 (each a “CEA 2010 Income Tax Return”) (i) Parent shall deliver to Securityholders’ Representative for review and comment a copy of the proposed Tax Return no later than 30 days prior to the filing date of such Tax Return (including extensions thereof), (ii) Parent shall prepare the proposed Tax Return in a manner not materially inconsistent with the past practice of the Company in preparing any similar Tax Return except as otherwise required by applicable Law, and Parent shall not take any position or adopt any method in respect of any such Tax Return that is materially inconsistent with the positions taken, elections made or methods used in preparing or filing such similar Tax Return in prior periods except as otherwise required by Law; and in each case, such Tax Return shall be in conformity with the Code, Treasury Regulations and any other applicable Law, and (iii) Parent shall accept the reasonable written comments of the Securityholders’ Representative in respect of any such Tax Return, provided that if the Securityholders Representative does not provide written comments to any such Tax Return within 15 days of the delivery of such Tax Return to the Securityholders’ Representative it shall be deemed to have no comments on such Tax Return.
          (b) Taxes Payable. Notwithstanding and in lieu of the procedures set forth in Section 7.4, upon Parent’s request, the Securityholders’ Representative shall authorize transfer to

Parent from the Escrow Account in immediately available funds within 15 days following the filing of the applicable Tax Return, an amount equal to (i) the Taxes shown as owing on all CEA 2010 Income Tax Returns, if any, less the Tax Adjustment Amount (ii) the Taxes shown as owing on all other Tax Returns filed by Parent that include a period that ends on the Closing Date (other than the CEA 2010 Income Tax Returns) except to the extent such Taxes were included as a liability in the computation of Net Working Capital (as finally determined pursuant to Section 1.10), and (iii) the Former Securityholders’ share of Taxes owing on all Tax Returns filed or caused to be filed by Parent that includes a Straddle Period except to the extent such Taxes were included as a liability in the computation of Net Working Capital (as finally determined pursuant to Section 1.10), which share shall be that portion of the Taxes for the Straddle Period that are properly allocable to the period that the Former Securityholders owned the Company Shares and the CEA Shares as described in Section 4.11(c). If the Taxes shown as owing on any Tax Return filed pursuant to (i) or (ii) above are less than the amount of Taxes paid by the Company or CEA prior to the Closing Date in respect of such Taxes (including the Tax Adjustment Amount) (in each case, an “Overpayment”) Parent shall pay over to the Securityholders’ Representative on behalf of the Former Securityholders any such Overpayment within 15 days following the filing of such Tax Return.
          (c) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company or CEA, as the case may be, for any taxable period of the Company or CEA that includes (but does not end on or before) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company or CEA for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and CEA for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and CEA were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property Taxes shall be apportioned ratably between such periods on a daily basis.
          (d) Tax Benefit for Stay Bonus Amount. In the event that Parent, the Company, or CEA receives a deduction in computing federal income Taxes for any income Tax period beginning after the Closing Date, in connection with the payment of any Stay Bonus Amount or with respect to a holder of CEA Options (whether paid out of the Escrow Account or otherwise), then Parent, the Company, or CEA shall pay to the Securityholders’ Representative on behalf of the Former Securityholders the tax benefit of such deduction, which shall be presumed to equal 38% of the amount of such deduction (“Tax Benefit”). In the event that Parent, the Company, or CEA become liable for any payroll Taxes with respect to the payment of any such Stay Bonus Amount or with respect to a holder of CEA Options (whether paid out of the Escrow Account or otherwise), but not including payroll Taxes that are recovered through withholding from any such payment, then the amount of the Tax Benefit may be reduced by the amount of such payroll Taxes. Any such payment due hereunder, as adjusted herein, shall be payable within 15 days following the due date, including extensions, of the Parent’s, the Company’s, or CEA’s applicable federal income Tax Return on which such deduction is claimed. Notwithstanding the foregoing, no amount shall be payable hereunder unless the Company’s consolidated federal taxable income for the tax period ending on the Closing Date as reduced by the Stay Bonus Amount is greater than zero; provided, however, that in the event that such taxable income is greater than zero before reduction of the Stay Bonus Amount and any payment with respect to CEA Options that is not properly deductible for the taxable period ending on the Closing Date, but less than zero after such reductions, then, for purposes of computing the Tax Benefit as set forth in the previous sentence, the total of the amount of the Stay Bonus Amount and the payments with respect to CEA Options that shall be taken into account in computing the Tax Benefit shall be equal to that amount which reduces taxable income to an amount equal to zero. For the avoidance of doubt, the parties acknowledge that the Stay Bonus Amount will not be deducted on the Company’s consolidated federal income Tax Return that is filed with the Internal Revenue Service for the tax period ending on the Closing Date, but rather, such amount will be treated as deductible on such Tax Return solely for the purpose of determining whether the Tax Benefit is payable hereunder.
          (e) Tax Treatment. All payments under this Section 4.11 shall be treated by the parties for income Tax purposes as an adjustment to the purchase price paid for the Company Shares and the CEA Shares.
          (f) Resolution of Tax Related Issues. Securityholders’ Representative and Parent agree to consult and attempt to resolve in good faith any disagreement or issue arising (i) as a result of the review of proposed Tax Returns under Section 4.11(a) and (ii) with respect to the calculation and allocation of Taxes under Section 4.11(c). If Securityholders’ Representative and Parent cannot agree upon the resolution of any such issues that are material within 15 days, Parent and Securityholders’ Representative shall refer the matter to an Independent Auditor (which solely for purposes of this Section shall be an accounting firm of national reputation that is not regularly engaged by either party) for resolution, provided that, the Independent Auditor shall not concur with a position proposed by a party unless such position meets the more likely than not standard (as contemplated in FIN 48 under GAAP). Parent and Former Securityholders shall each bear 50% of the fees and expenses of the Independent Auditor and its determination shall be final and binding on both Parent and Former Securityholders, unless otherwise reversed by a Taxing Authority.
          (g) Other Tax Matters. Notwithstanding and in lieu of the procedures set forth in Section 7.4, Parent shall promptly notify Securityholders’ Representative in writing upon receipt by Parent, the Company, or CEA of written notice of any pending or threatened Tax audit or Tax assessment which may affect the income tax liabilities of the Company or CEA and for which the Former Securityholders would be liable under this Agreement, provided that such notice is received by Parent, the Company or CEA prior to the General Survival Date. The Securityholders’ Representative (and its designated representatives) shall have the right to participate, at its sole cost and expense, in any Tax matter, including any audit or administrative or judicial proceeding, or the filing of any amended Tax Return, which involves or results in a material Tax liability or potential material Tax liability for which the Former Securityholders would be liable under this Agreement and that is commenced or filed prior to the General

Survival Date (“CEA Interested Tax Matter”). Parent shall cooperate fully with the Securityholders’ Representative (and its designated representatives) in the defense or compromise of any such CEA Interested Tax Matter. In no case shall Parent, the Company or CEA settle or otherwise compromise any such CEA Interested Tax Matter (including the filing of an amended Tax Return) without the prior approval of Securityholders’ Representative, which approval will not be unreasonably withheld, conditioned or delayed.
     4.12 Change of Control Payments. The Company and CEA shall pay, prior to the Closing, all change of control and similar payments (excluding the Stay Bonus Amounts) required to be made by the Company or CEA to any of its employees or any other Persons in connection with the closing of the transactions contemplated hereby.
     4.13 Payment of Indebtedness and Related Party Amounts. At or prior to Closing, (i) the Company and CEA shall have paid or otherwise satisfied (or cause to be paid or otherwise satisfied) in full all Indebtedness payable by the Company or CEA to any Person (including, without limitation, all amounts payable by the Company or CEA pursuant to the GE Debt Financing, but excluding all amounts payable under capital leases of the Company and CEA), and (ii) the Company and CEA shall have paid or otherwise satisfied (or caused to be paid or otherwise satisfied) in full all amounts payable to the Company or CEA by any CEA Related Person or Company Related Person, and all amounts payable by the Company or CEA to any CEA Related Person or Company Related Person (including all amounts payable by the Company or CEA under the Management Agreement, which the Company and CEA shall cause to be terminated at or prior to the Closing and shall provide evidence of the same to Parent at or prior to Closing in form reasonably acceptable to Parent). Prior to Closing, the Company and CEA shall fully resolve (and obtain full releases in connection therewith) the claim by certain former shareholders of the Company and/or CEA pursuant to the 2008 Merger Agreement pertaining to such former shareholders’ rights to receive certain refunds of federal income taxes, which liability is reflected in the Sample Balance Sheet in the amount of $888,397 (the “2008 Merger Agreement Refund Claim”).
     4.14 SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of Emdeon Inc. in connection with the transactions contemplated hereby or the financial results of the acquired business of the Company and CEA, CEA (prior to the Closing) and the Securityholders’ Representative (following the Closing) shall provide such cooperation as Parent may reasonably request in connection with such filing requirements, including, without limitation, cooperating with Parent in its efforts to cause the independent accountants of the Company and CEA to re-issue their audit opinion on the Company’s and CEA’s 2009 audited consolidated financial statements and deliver consents to the inclusion or incorporation by reference of such opinion and financial statements in the SEC filings of Emdeon Inc. Parent shall reimburse the Securityholders’ Representative for all out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Securityholders’ Representative in connection with performing its obligations under this Section 4.14.
     4.15 Payment of Stay Bonus Amount. If any portion of the Stay Bonus Amount is not paid pursuant to the terms of the Retention Agreements, Parent shall cause the Surviving Corporation or the CEA Surviving Corporation, as appropriate, to remit the unpaid balance of the

Stay Bonus Amount to the Securityholders’ Representative for the benefit of the Former Securityholders.
ARTICLE V
CONDITIONS TO THE TRANSACTION
     5.1 Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) HSR Act; No Order. All applicable waiting periods, including all extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.
          (b) Certificates of Merger. The Certificate of Merger and CEA Certificate of Merger shall each have been accepted by the Delaware Secretary of State.
     5.2 Additional Conditions to Obligations of Company and CEA. The obligations of the Company and CEA to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and CEA:
          (a) Representations and Warranties. Each representation and warranty of Parent, Merger Sub and CEA Merger Sub contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date, without giving effect to any supplement to the Parent Disclosure Schedule. Each representation and warranty of Parent, Merger Sub and CEA Merger Sub contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, without giving effect to any supplement to the Parent Disclosure Schedule. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).
          (b) Agreements and Covenants. Parent, Merger Sub and CEA Merger Sub each shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) No Litigation. No order shall have been entered to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

          (d) Other Deliveries. At or prior to Closing, Parent, Merger Sub and CEA Merger Sub each shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s, Merger Sub’s and CEA Merger Sub’s board of directors and/or stockholders, as applicable, in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.
          (e) Parent’s Performance. Parent shall have delivered the Merger Consideration required to be paid by Parent at Closing pursuant to Section 1.6.
          (f) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.
     5.3 Additional Conditions to the Obligations of Parent, Merger Sub and CEA Merger Sub. The obligations of Parent, Merger Sub and CEA Merger Sub each to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. Each representation and warranty of the Company and CEA contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date, without giving effect to any supplement to the Company Disclosure Schedule. Each representation and warranty of the Company and CEA contained in this Agreement that is not qualified as to materiality shall have been true and correct (A) in all material respects as of the date of this Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, without giving effect to any supplement to the Company Disclosure Schedule. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company and CEA by an authorized officer of the Company and CEA (“Company Closing Certificate”).
          (b) Agreements and Covenants. The Company and CEA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company and CEA at or prior to the Closing Date.
          (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger or the CEA Surviving Corporation following the CEA Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

          (d) Consents. The Company and CEA shall have obtained all consents, waivers, permits and approvals set forth on Annex C in form reasonably acceptable to Parent.
          (e) Material Adverse Effect. No Material Adverse Effect with respect to the Company or CEA shall have occurred since the date of this Agreement.
          (f) Other Deliveries. At or prior to Closing, the Company and CEA shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s and CEA’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents and certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.
          (g) Stockholder Approval. The approval of the Merger by the stockholders of the Company and the approval of the CEA Merger by the stockholders of CEA shall have been obtained by the requisite vote under the laws of the State of Delaware and the Charter Documents, and the Company Written Consent and the CEA Written Consent, evidencing the Requisite Company Stockholder Approval and Requisite CEA Stockholder Approval, as applicable, in accordance with Section 4.8(a), shall be in full force and effect.
          (h) Employment Agreements. Employment Agreements between (i) Emdeon Business Services LLC and Ulrich Brechbühl in the form attached hereto as Exhibit D-1, and (ii) Emdeon Business Services LLC and Kirk Reid and Kim Williams, respectively, in the form attached hereto as Exhibit D-2 (complete agreements which have been included in the Correspondence), shall have been executed and delivered.
          (i) Escrow Agreement. Securityholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.
          (j) Restrictive Covenant Agreements. (1) Restrictive covenant agreements in the form attached here as Exhibit E-1 between Parent and each of the Persons identified on Annex D as entering into the “Individual” form of restrictive covenant agreement, and (2) restrictive covenant agreements in the form attached hereto as Exhibit E-2 between Parent and each of the Persons identified on Annex D as entering into the “Institutional” form of restrictive covenant agreement (collectively the agreements referred to in clauses (1) and (2), the “Restrictive Covenant Agreements”), shall have been executed and delivered;
          (k) Termination of Certain Agreements. The agreements set forth in Annex E hereto shall be terminated prior to the Closing without further obligation on the part of the Company.
          (l) Certificates. The Company and CEA shall have cause to be delivered the certificate of incorporation of the Company and CEA, certified by the Secretary of State of Delaware, and a certificate of good standing from the State of Delaware and Georgia each dated within ten Business Days prior to the Closing Date and of each other jurisdiction in which the Company and CEA is qualified to do business, each dated within fourteen Business Days prior to the date hereof;

          (m) Pay-Off Letter. The Company and CEA shall have caused to be delivered pay-off letter(s) executed by General Electrical Capital Corporation (“GE”) providing for, at Closing, the termination of (i) the Credit Agreement, dated May 30, 2008, among CEA Holdings, the Company, CEA, and GE, in its individual capacity and as agent for the several financial institutions party thereto (the “Credit Agreement”) and (ii) all the other Loan Documents (as defined in the Credit Agreement), (those documents described in (i) and (ii), the “GE Debt Financing”), and the termination of all security interests and the release of all Encumbrances under the GE Debt Financing with respect to the assets of the Company and CEA (including the authorization of the filing of all necessary UCC termination statements and other necessary documentation in connection with the termination of such security interests and the release of such Encumbrances);
          (n) Resignations. The Company and CEA shall have caused to be delivered resignations effective as of the Closing of each of the members of the board of directors and officers of the Company and CEA in their capacity as such (except to the extent that any such individuals will serve as directors of the Surviving Corporation or the CEA Surviving Corporation as provided in Section 1.3(b) hereof), executed by such individuals.
          (o) FIRTPA Certificate. The Company and CEA shall have caused to be delivered a certificate, in form acceptable to Parent, duly completed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the shares of the Company and CEA are not United States real property interests, along with written authorization of Parent to deliver such form to the Internal Revenue Service on behalf of the Company and CEA.
          (p) Encumbrances. All Encumbrances (other than Permitted Encumbrances) on the assets of the Company and CEA must have been released at or prior to Closing, including the release and termination of each of the UCC financing statements listed on Annex F.
          (q) IP Assignment Agreements. All of the PACE IP Developers set forth on Annex G shall have signed IP assignment agreements with CEA in form reasonably acceptable to Parent.
ARTICLE VI
TERMINATION
     6.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written agreement of Parent and the Company at any time;
          (b) by either Parent or the Company, by written notice to the other party, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
          (c) by the Company, upon written notice to Parent, (x) upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or CEA Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Merger Sub or CEA Merger Sub shall have become untrue, in either case such that any condition to the Company’s closing obligations set forth in Article V would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent, Merger Sub or CEA Merger Sub is curable by Parent, Merger Sub or CEA Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement under this Section 6.1(c) for ten (10) days after delivery of written notice from the Company to Parent, Merger Sub or CEA Merger Sub of such breach provided Parent, Merger Sub or CEA Merger Sub continues to exercise commercially reasonable efforts to cure such breach, or (y) if the satisfaction of any of the conditions to the Company’s closing obligations set forth in Article V become impossible, and the Company has not waived such condition in writing on or before such date, (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(c) if it shall have materially breached this Agreement or if such breach by Parent (if curable) is cured during such ten (10) day period);
          (d) by Parent, upon written notice to the Company, (x) upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or CEA set forth in this Agreement, or if any representation or warranty of the Company or CEA shall have become untrue, in either case such that the any condition to Parent’s closing obligations set forth in Article V would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 6.1(d) for ten (10) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach, or (y) if the satisfaction of any of the conditions to Parent’s closing obligations set forth in Article V become impossible, and Parent has not waived such condition in writing on or before such date (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(d) if it shall have materially breached this Agreement or if such breach by the Company or CEA (if curable) is cured during such ten (10) day period);
          (e) by either Parent or the Company if the Closing Date shall not have occurred on or prior to October 15, 2010 (the “Termination Date”) and the terminating party is not in material breach of this Agreement; provided, however, that the Termination Date shall be automatically extended through December 30, 2010 in the event that the failure to consummate the transactions contemplated hereby is solely due to the non-satisfaction of the condition to Closing set forth in Section 5.1(a) hereof.
     6.2 Notice of Termination; Effect. Any termination of this Agreement under Section 6.1 above will be effective immediately upon (or, if the termination is pursuant to Section 6.1(c) or Section 6.1(d) and the proviso therein is applicable, ten (10) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (a) Sections 4.4 and 6.2, and Article VIII (General Provisions) shall survive the termination of this Agreement and (b) if the Agreement is terminated by either party pursuant to Section 6.1(c) or Section 6.1(d), then the breaching party shall indemnify the terminating party for all Damages incurred by the terminating party arising out of any breach by the breaching party of the terms hereof.

ARTICLE VII
INDEMNIFICATION
     7.1 Survival of Representations and Warranties. All representations and warranties contained in Articles II and III shall survive the Closing, and neither the Parent Claimants nor the Securityholder Claimants, as applicable, shall have any right to bring any claim in respect of any breach thereof unless the Parent Claimants (in the case of any breach of Article II) or the Securityholder Claimants (in the case of any breach of Article III) have provided written notice of any such claim on or prior to the date that is 12 months following the date of this Agreement (the “General Survival Date”); provided, however, that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.12, 3.1, and 3.2 shall remain in full force and effect indefinitely. All covenants and agreements that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations.
     7.2 Indemnification by the Former Securityholders. From and after the Closing, the Former Securityholders (the “Company Indemnifying Parties”) shall severally (in accordance with Schedule 1.6), and not jointly, indemnify and hold Parent, Merger Sub and CEA Merger Sub and their respective Affiliates (including the Surviving Corporation and the CEA Surviving Corporation after the Closing) and their respective directors, officers, employees, shareholders, members, partners, agents, successors and assigns (collectively “Parent Claimants” and individually “Parent Claimant”) harmless against any loss or liability, cost, damage or expense, including reasonable attorneys’ fees and expenses (and costs and reasonable attorneys’ fees in respect of any suit to enforce this provision) (collectively, “Damages”), whether or not involving a third-party claim, that Parent Claimants incurred by reason of or attributable to:
          (a) the inaccuracy or breach of any representation or warranty of the Company or CEA contained in (i) Article II of this Agreement or (ii) the Company Closing Certificate;
          (b) any failure by the Company, CEA or the Securityholders’ Representative to perform or comply with any covenant or obligation of the Company, CEA or the Securityholders’ Representative, as applicable, contained in this Agreement;
          (c) (i) any Taxes of the Company or CEA determined in accordance with Section 4.11 which are unpaid as of the Closing Date (and not otherwise accounted for in the calculation of the Tax Adjustment Amount or in the calculation of the Net Working Capital pursuant to Section 1.10) with respect to taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, (ii) any Taxes arising by reason of any of the Company or CEA being a member of any “affiliated group” (within the meaning of Code § 1504(a)) on or prior to the Closing Date, including pursuant to Treasury Regulations § 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign law), and (iii) 50% of any transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the Mergers;
          (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the

Company, CEA or any Related Person (or any Person acting on their behalf) in connection with the transactions contemplated hereby;
          (e) any notice or demand by any stockholder of the Company or CEA, as applicable, of such stockholder’s intent to exercise appraisal rights under the DGCL any exercise of appraisal rights by any such stockholder and appraisal proceedings in connection therewith (including reasonable attorneys’ fees and expenses in and other costs in connection therewith), and any payments required to be made by the Surviving Corporation, the CEA Surviving Corporation or any other Parent Claimant in connection with any such exercise of appraisal rights (except to the extent that any payment pursuant to this Section 7.2(e) represents a portion of the Merger Consideration that was otherwise required to be paid by Parent hereunder);
          (f) that certain Agreement and Plan of Merger by and among the Company, Chamberlin Edmonds Acquisition Company, CEA, and Galen Management LLC, as the Securityholders’ Representative, dated May 2, 2008 (the “2008 Merger Agreement”), or any transactions contemplated thereby or agreements or documents entered into in connection therewith; and
          (g) the Management Agreement.
          (A) Other than in connection with indemnifying the Parent Claimants Third Party Claims which seek punitive, consequential, exemplary incidental or other special-type Damages, the Company Indemnifying Parties shall not be liable for any punitive, consequential exemplary or Damages. The Company Indemnifying Parties shall not be required to indemnify a Parent Claimant under clause (a) of this Section 7.2 unless the aggregate cumulative sum of all amounts for which indemnity would otherwise be due under clause (a) of this Section 7.2 exceeds $3,000,000 in which case the Company Indemnifying Parties shall only be responsible for such excess. In addition, the maximum aggregate liability of the Company Indemnifying Parties for which indemnification under clause (a) of this Section 7.2 shall not exceed $15,000,000, which shall be inclusive of the Indemnity Escrow Amount. The limitations set forth in the immediately two preceding sentences shall not apply to claims arising from any inaccuracy or breach of the representations or warranties contained in Sections 2.2, 2.3, and 2.12 or claims based on fraud.
     7.3 Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold the Former Securityholders, their Affiliates and their agents, successors and assigns (collectively “Securityholder Claimants” and individually “Securityholder Claimant”) harmless against any Damages, whether or not involving a third-party claim, that the Securityholder Claimants incurred by reason of or attributable to:
          (a) the inaccuracy or breach of any representation or warranty of Parent, Merger Sub or CEA Merger Sub contained in (i) Article III of this Agreement or (ii) the Parent Closing Certificate;
          (b) any failure by Parent, Merger Sub, CEA Merger Sub, the Surviving Corporation, or the CEA Surviving Corporation to perform or comply with any covenant or obligation of Parent, Merger Sub or the Surviving Corporation contained in this Agreement; provided, however, that in the case of the Surviving Corporation and the CEA Surviving

Corporation, this clause (b) shall only be applicable to covenants or obligations to be performed by the Surviving Corporation and the CEA Surviving Corporation at or after the Effective Time; and
          (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Parent (or any Person acting on its behalf) in connection with the transactions contemplated hereby.
          (A) Other than in connection with indemnifying the Securityholder Claimants from third party claims (“Third Party Claims”) which seek punitive, consequential, exemplary incidental or other special-type Damages, the Parent shall not be liable for any punitive, consequential or exemplary Damages. Parent shall not be required to indemnify a Securityholder Claimant under clause (a) of this Section 7.3 unless the aggregate cumulative sum of all amounts for which indemnity would otherwise be due under clause (a) of this Section 7.3 exceeds $3,000,000, in which case Parent shall only be responsible for such excess. In addition, Parent’s aggregate maximum liability for indemnification under clause (a) of this Section 7.3 shall not exceed $15,000,000. The limitations set forth in the immediately two preceding sentences shall not apply to claims arising from any inaccuracy or breach of the representations or warranties contained in Sections 3.2 or claims based on fraud.
     7.4 Terms and Conditions of Indemnification. The respective obligations and liabilities of the Company, Former Securityholders and Parent to indemnify pursuant to this Article VII shall be subject to the following terms and conditions:
          (a) The party seeking indemnification (the “Claimant”) must give the other party or parties, as the case may be (the “Indemnitor”), prompt written notice of any such Claim. The Claimant’s failure to give prompt notice, however, shall not serve to eliminate or limit the Claimant’s right to indemnification hereunder except to the extent such failure prejudices the rights of the Indemnitor.
          (b) The respective obligations and liabilities of the Company, the Former Securityholders and Parent to indemnify pursuant to this Article VII in respect of any Claim by a third party shall be subject to the following additional terms and conditions:
               (i) The Indemnitor shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to Claimant, the defense, compromise, and settlement of such Claim (unless Claimant reasonably determines that a third-party claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement).
               (ii) If the Indemnitor elects not to undertake such defense, or within twenty days after notice of any such Claim from the Claimant shall fail to defend, the Claimant shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor.
               (iii) Notwithstanding anything in this Section 7.4 to the contrary, (A) the Indemnitor shall not, without the Claimant’s written consent, settle or compromise any claim or consent to entry of any judgment unless (x) such compromise or settlement includes as an unconditional term thereof the giving by the claiming party or the plaintiff to the Claimant and its Affiliates of a release from all liability in respect of such claim and such compromise or settlement does not otherwise require Claimant or its Affiliates to pay any monetary damages, and (y) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person by Claimant or its Affiliates, and (B) if the Indemnitor undertakes defense of any claim, the Claimant by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such claim and the Indemnitor and the Claimant and their respective counsel or other representatives shall cooperate and keep Claimant informed with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.
          (c) With respect to an indemnity notice that is delivered by a Parent Claimant, upon final resolution or acceptance of the amount of damages subject to such indemnity notice (an “Undisputed Amount”), the Escrow Agent upon receipt of joint instructions from Parent and the Securityholders’ Representative will disburse the amount of such Undisputed Amount to Parent (subject, however, to a maximum payment equal to the remaining balance of the Indemnity Escrow Amount), upon the terms and conditions set forth in the Escrow Agreement. If the amount of such Undisputed Amount exceeds the remaining balance in the Indemnity Escrow Amount or the Indemnity Escrow Amount has been released in accordance with the terms of the Escrow Agreement, then, Parent shall have the right to exercise its other rights and remedies hereunder subject to the limitations contained in this Agreement; provided, further that each Former Securityholders’ percentage of such Undisputed Amount shall not exceed the percentage of Merger Consideration to which such Former Securityholder is directly or indirectly entitled as computed pursuant to Schedule 1.6.
          (d) With respect to an indemnity notice that is delivered by the Securityholders’ Representative, upon final resolution or acceptance of the amount of Damages subject to such indemnity notice, Parent shall promptly pay the amount of such Damages to the Securityholders’ Representative (and the Securityholders’ Representative shall promptly distribute such amount to the Former Securityholders in the same proportion as the distributions to the Former Securityholders of the Merger Consideration).
          (e) Parent and the Securityholders’ Representative shall provide joint written instructions to the Escrow Agent regarding the release of the Indemnity Escrow Amount within five (5) Business Days of the final resolution or acceptance of an Undisputed Amount.
     7.5 Indemnification Payments Constitute Adjustments of Merger Consideration. Any indemnification payment hereunder shall constitute an adjustment of the Merger Consideration for Tax purposes, and no party hereto shall take a position inconsistent therewith.
     7.6 No Double Recovery. Notwithstanding anything in this Agreement to the contrary, no Party shall be entitled to indemnification under any provision of this Agreement for any amount to the extent such Party or its Affiliates or Representatives have been indemnified or reimbursed by, or received an offset benefit actually exercised in respect of, any Former Securityholder, insurance company or other third party (net of any applicable deductibles or similar costs or payments and costs of recovery or collection thereof). In addition, if at any time following the payment of an indemnification obligation, the Claimant receives insurance proceeds or other third party recoveries (including offset rights actually exercised or Tax benefits actually realized) in respect of the related Damages, the value of any such amount will promptly be repaid by Claimant to the Indemnitor (net of any applicable deductibles or similar costs or payments and costs of recovery or collection thereof).
     7.7 Exclusivity. After the Closing, the indemnities set forth in this Article VII will be the exclusive remedies of the Parent Claimants and Seller Claimants for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the Parties will not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive, provided, however, that the limitations herein will not limit or restrict (i) any right to recovery for fraud, or (ii) any Person who is a party to the Employment Agreements, the Restrictive Covenant Agreements, the Letters of Transmittal or the Release and Agreements to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof.
     7.8 No Double Materiality. For purposes of calculating the amount of Damages to which the Parent Claimants and Securityholder Claimants are entitled under this Article VII (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given or made (a) when delivered personally (by courier service or otherwise), (b) when sent via telecopy (receipt confirmed) or (c) when actually received if sent by other commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
     if to Parent, to:
Medifax-EDI Holding Company
3055 Lebanon Pike, Suite 1000
Nashville, Tennessee 37214
Attention: Gregory T. Stevens
Telephone: (615) 932-3240
Facsimile: (615) 340-6153

     with a copy to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:  Howard H. Lamar III
Kevin H. Douglas
Telephone:(615) 742-6209
                  (615) 742-7767
Facsimile: (615) 742-2709
                  (615) 742-0454
     if to the Company to:
Chamberlin Edmonds Holdings, Inc.
14 Piedmont Center NE
3535 Piedmont Road
Suite 500
Atlanta, GA 30305
Attention: Elizabeth A. McGown Esq.
Telephone: (404) 279-5101
Facsimile: (404) 965-9150
     with a copy to:
Bryan Cave LLP
1201 West Peachtree Street
Fourteenth Floor
Atlanta, GA 30309
Attention: Todd Wade
Telephone: (404) 572-6694
Facsimile: (404) 572-6999
     if to Securityholders’ Representative to:
CEA Rep, LLC
c/o Taylor Cole
Charterhouse Group, Inc.
535 Madison Avenue, 28th Floor
New York, NY 10022
Telephone: (212) 584-3200
Facsimile: (212) 750-9704

     with a copy to:
Bryan Cave LLP
1201 West Peachtree Street
Fourteenth Floor
Atlanta, GA 30309
Attention: Todd Wade
Telephone: (404) 572-6694
Facsimile: (404) 572-6999
     8.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” unless preceded by a negative predicate. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. The words “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and to any certificates delivered pursuant hereto. The headings contained in this Agreement are for reference purposes only and shall not modify define, limit, expand or otherwise affect in any way the meaning or interpretation of this Agreement. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement, the following terms will have the following definitions:
          “2008 Merger Agreement” has the meaning set forth in Section 7.2(f).
          “2008 Merger Agreement Refund Claim” has the meaning set forth in Section 4.13.
          “Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation sale of substantial assets, tender offer, exchange offer, recapitalization, joint venture, share exchange or other business combination involving the Company or CEA, (ii) for the issuance by the Company or CEA of 40% or more of its equity securities in one transaction or a series of transactions or (iii) to acquire in any manner, Directly or Indirectly in one transaction or a series of transactions, 40% or more of the capital stock or Assets and Properties of the Company or CEA, in each case other than the transactions contemplated by this Agreement.
          “Action or Proceeding” means any claim, action, suit, litigation, proceeding, investigation, mediation, arbitration or Governmental Entity investigation or audit.

          “Adjustment Effective Time” has the meaning set forth in Section 1.10(b).
          “Affiliate” means, as applied to any Person, any other Person Directly or Indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, Directly or Indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Aggregate Escrow Amount” has the meaning set forth in Section 1.9(a).
          “Agreement” has the meaning set forth in the Preamble.
          “Americans with Disabilities Act” means Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.
          “Ancillary Agreements” means, collectively, the Escrow Agreement, the Confidentiality Agreement and all other agreements to be entered into in connection with the transactions contemplated by this Agreement.
          “applicable taxes and withholding” has the meaning set forth in Section 1.6(a)(vi).
          “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, leased or licensed by such Person, including Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, licenses, Contracts, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
          “Audited Financial Statements” has the meaning set forth in Section 2.7(a).
          “Business Contracts” means all Contracts (other than the Real Property Leases and the Personal Property Leases) to which the Company or CEA is a party and which are used or held for use by the Company or CEA primarily in, or necessary for the conduct of the business either of the Company or CEA, including purchase orders and Contracts related to customers.
          “Business Days” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.
          “Business Licenses” means all Licenses, (including applications therefore), which are used or held for use either by the Company or CEA in connection with or are necessary for the conduct of the business of either the Company or CEA.
          “Capital Lease Amount” means the aggregate amount outstanding under all capital leases of the Company and CEA.

          “Cash and Cash Equivalents” means, with respect to the Company and CEA taken as a whole, all cash and cash equivalents, repayable on demand and freely remittable as of the Adjustment Effective Time. For avoidance of doubt, Cash and Cash Equivalents shall: (i) be increased by all checks and drafts deposited for the account of the Company or CEA as of the Adjustment Effective Time to the extent such checks and/or drafts have not been credited by the Company’s or CEA’s bank and (ii) be decreased by all checks and drafts issued by the Company or CEA as the Adjustment Effective Time to the extent such checks and drafts have not cleared as of the Adjustment Effective Time.
          “Cash Per Fully-Diluted CEA Share” has the meaning set forth in Section 1.6(a)(v).
          “CEA” has the meaning set forth in the Preamble.
          “CEA Certificate of Merger” has the meaning set forth in Section 1.2(b).
          “CEA Closing” has the meaning set forth in Section 1.2(b).
          “CEA Closing Date” has the meaning set forth in Section 1.2(b).
          “CEA Closing Payment Amounts” has the meaning set forth in Section 1.6(a)(ii).
          “CEA Common Stock” has the meaning set forth in the Recitals.
          “CEA Effective Time” has the meaning set forth in Section 1.2(b).
          “CEA Holdings” has the meaning set forth in the Recitals.
          “CEA Merger” has the meaning set forth in the Recitals.
          “CEA Merger Sub” has the meaning set forth in the Preamble.
          “CEA Options” has the meaning set forth in Section 1.5(b)(iii).
          “CEA Shares” has the meaning set forth in Section 1.5(b)(i).
          “CEA Stock Merger Consideration” has the meaning set forth in Section 1.6(a)(v).
          “CEA Related Person” has the meaning set forth in Section 2.20.
          “CEA Surviving Corporation” has the meaning set forth in Section 1.1(b).
          “CEA Surviving Corporation Common Shares” has the meaning set forth in Section 1.5(b)(ii).
          “CEA Written Consent” has the meaning set forth in Section 4.8(a).
          “CERCLA” has the meaning set forth below, under “Environmental Law.”

          “Certificate” has the meaning set forth in Section 1.6(b)(i).
          “Certificate of Merger” has the meaning set forth in Section 1.2(a).
          “Change in Tax Accounting Method Amount” means an amount equal to $776,262, determined as follows: $2,723,727 multiplied by 75% multiplied by 38%, .
          “Charter Document” has the meaning set forth in Section 2.1(a).
          “Claimant” has the meaning set forth in Section 7.4(a).
          “Closing” has the meaning set forth in Section 1.2(b).
          “Closing Balance Sheet” has the meaning set forth in Section 1.10(e)(i).
          “Closing Date” has the meaning set forth in Section 1.2(b).
          “Closing Indebtedness Amount” has the meaning set forth in Section 1.4.
          “Closing Net Working Capital” has the meaning set forth in Section 1.10(d).
          “Closing Third Party Fees” has the meaning set forth in Section 1.6(a)(ii).
          “COBRA” has the meaning set forth in Section 2.13(e).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the Preamble.
          “Company Closing Certificate” has the meaning set forth in Section 5.3(a).
          “Company Common Stock” has the meaning set forth in the Recitals.
          “Company Disclosure Schedule” has the meaning set forth in the Preamble to Article II.
          “Company Indemnifying Parties” has the meaning set forth in Section 7.2.
          “Company Intellectual Property” means all Intellectual Property that is owned by (or purported to be owned by), or licensed to the Company and/or CEA and that is used or held for use in, or material to the conduct of, the business of the Company and/or CEA.
          “Company-Owned Intellectual Property” means any Intellectual Property that is owned by (or purported to be owned by), or exclusively licensed to, the Company and/or CEA, including all Software and Software programs developed by or exclusively licensed to the Company and/or CEA (specifically excluding any off-the-shelf or shrink-wrap software or firmware incorporated into third-party hardware products).
          “Company Plans” has the meaning set forth in Section 2.13(a).

          “Company Related Person” has the meaning set forth in Section 2.20.
          “Company Shares” has the meaning set forth in Section 1.5(a)(i).
          “Company Stock Merger Consideration” has the meaning set forth in Section 1.6(a)(iv).
          “Company Written Consent” has the meaning set forth in Section 4.8(a).
          “Confidentiality Agreement” means that Confidentiality Agreement, dated May 25, 2010, by and between CEA and Emdeon Inc.
          “Continuing Employees” has the meaning set forth in Section 4.9(a).
          “Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or arrangement (whether written or oral) setting forth a legal obligation or right of a party thereto with respect to the subject matter thereof (including all amendments, supplements thereto, restatements thereof and consents, waivers and notices thereunder which affect the rights and/or obligations of any of the parties thereto).
          “Copyrights” has the meaning set forth below, under “Intellectual Property”.
          “Correspondence” has the meaning set forth in Section 2.2(b).
          “Credit Agreement” has the meaning set forth in Section 5.3(m).
          “Damages” has the meaning set forth in Section 7.2.
          “DGCL” has the meaning set forth in the Recitals.
          “Directly or Indirectly” means as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, Employee, trustee, consultant, advisor or in any other relationship or capacity.
          “Disclosure Schedule” has the meaning set forth in Section 4.6.
          “Dissenter” has the meaning set forth in Section 1.8(a).
          “Dissenting Shares” has the meaning set forth in Section 1.8(b).
          “DOJ” has the meaning set forth in Section 4.2(a).
          “DOL” means the United States Department of Labor.
          “Domain Name” has the meaning set forth below, under “Intellectual Property”.
          “Effective Time” has the meaning set forth in Section 1.2(a).

          “Employee” means any current, former or rehired employee, officer or director of the Company or CEA.
          “Encumbrance” means any mortgage, pledge, security interest, lien, charge, hypothecation, security agreement, right of first refusal or other encumbrance, of any kind under any agreement, arrangement, commitment or understanding, whether written or oral, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
          “Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments.
          “Environmental Laws” means any Law or rule of common law (including, without limitation, nuisance and trespass claims) of any Governmental Entity, relating to human health, safety, any Hazardous Material, natural resources or the environment (including, without limitation, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks), and shall include, without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and their state equivalents or analogs, and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
          “Environmental Liabilities” means any claims, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys’ and consultants’ fees) of investigation, assessment, remediation or defense of any matter relating to the Environment of whatever kind or nature by any Person or Governmental Entity, which are incurred as a result of (A) the existence of Hazardous Materials in, on, under, at or emanating from any leased real property, (B) the transportation, treatment, storage or disposal of Hazardous Materials, or (C) the violation of any Environmental Laws.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
          “ERISA Affiliate” has the meaning set forth in Section 2.13(c).
          “Escrow Account” has the meaning set forth in Section 1.9(b).
          “Escrow Agent” has the meaning set forth in Section 1.9(b).
          “Escrow Agreement” has the meaning set forth in Section 1.9(b).
          “Estimated Balance Sheet Amount” has the meaning set forth in Section 1.10(b).
          “Estimated Capital Lease Amount” has the meaning set forth in Section 1.10(b).

          “Estimated Closing Balance Sheet” has the meaning set forth in Section 1.10(a)(ii).
          “Estimated Stay Bonus Amount” has the meaning set forth in Section 1.10(b).
          “Financial Reporting Controls” means any internal controls over financial reporting sufficient to provide reasonable assurances in all material respects (i) that transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with GAAP (subject to adjustments consistent with past practice) and (b) to maintain accountability of assets and (ii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorizations.
          “Financial Statements” has the meaning set forth in Section 2.7(a).
          “Former Securityholders” means the holders of units or other equity interest in CEA Holdings, Company Shares, CEA Shares (other than the Company) and CEA Options.
          “Former Securityholders’ Escrow Amount” has the meaning set forth in Section 1.9(a).
          “Former Securityholders’ Escrow Account” has the meaning set forth in Section 1.9(b).
          “FTC” has the meaning set forth in Section 4.2(a).
          “Funds Flow Statement” has the meaning set forth in Section 1.6.
          “GAAP” means accounting principles generally accepted in the United States of America, consistently applied throughout the specified period and in the preceding comparable periods.
          “GE” has the meaning set forth in Section 5.3(m).
          “GE Debt Financing” has the meaning set forth in Section 5.3(m).
          “General Survival Date” has the meaning set forth in Section 7.1.
          “Governmental Entity” means any United States federal, state or local and any foreign governmental, regulatory or administrative authority, agency, commission, legislature, department, bureau, court, tribunal or arbitral body; provided, however, for purposes of this Agreement, Governmental Entity shall not include any hospital, healthcare system or other direct healthcare provider.
          “Hazardous Material” means any material or substance, whether solid, liquid or gaseous: (i) which is listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “regulated substance,” “toxic substance,” “contaminant,” “pollutant” or “solid waste,” or otherwise classified or regulated as hazardous or toxic, in or pursuant to any Environmental Law, or for which a Person may be subject to liability under any Environmental

Law; (ii) which is or contains asbestos, lead-based paint, radon, any polychlorinated biphenyl, polybrominated biphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, motor fuel, or petroleum (including, without limitation, petroleum products, by-products, constituents or other petroleum hydrocarbons), fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, (including without limitation, mold, toxic or mycotoxin spores); or (iii) which causes a contamination or nuisance on, in, at, under, around or affecting any property or a hazard, or threat of the same, to public health, human health or the environment.
          “HIPAA” has the meaning set forth in Section 2.21(c).
          “HITECH Act” has the meaning set forth in Section 2.21(c).
          “HSR Act” has the meaning set forth in Section 5.1(a).
          “Indebtedness” means (i) all obligations for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations upon which interest is customarily paid, (iv) all obligations for purchase money financing, including obligations under conditional sale or other title retention agreements or issued or assumed in respect of deferred purchase price, relating to assets purchased by the Company, (v) all guarantees of any obligation of the type described in the clauses hereof of any other Person, (vi) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements, (vii) Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Encumbrances on property owned or acquired by such Person (viii) accrued interest on any of the foregoing, and (ix) all obligations as an account party in respect of letters of credit and bankers’ acceptances, in the case of each clause above, as of such date and shall exclude accounts payable incurred in the ordinary course of business.
          “Indemnitor” has the meaning set forth in Section 7.4(a).
          “Indemnity Escrow Amount” has the meaning set forth in Section 1.9(a).
          “Independent Auditor” has the meaning set forth in Section 1.10(d)(ii).
          “Information Statement” has the meaning set forth in Section 4.8(b).
          “Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith, United States, international and foreign: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (b) all confidential and proprietary information, including without limitation confidential information that consists of inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, know-how, technology, technical data, concepts, ideas, processes and techniques, supplier lists, and customer lists, and all documentation relating to any of the foregoing throughout the world (“Trade Secrets”); (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names (“Domain Names”); (f) trade names, logos, slogans, designs, trade dress, common law trademarks, service marks, and any registrations and applications therefor throughout the world (collectively, “Trademarks”); (g) all software, including without limitation computer programs, operating systems, applications, firmware, software tools, databases, data collections and documentation related thereto (“Software”); and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.
          “Investment Assets” means all stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, and other investment or portfolio assets owned of record or beneficially by the Company (other than trade receivables generated in the ordinary course of business of the Company).
          “IP Licenses” has the meaning set forth in Section 2.10(f).
          “IRS” means the United Stated Internal Revenue Service.
          “Knowledge” (including any derivation thereof such as “known” or “knowing”) means the knowledge of (i) George Lazenby, Bob Newport, or Greg Stevens and, in the case of Parent’s knowledge and (ii) Ulrich Brechbuhl, Brian Sadler, Kirk Reid or Elizabeth McGown, in the case of the Company’s knowledge and in the case of any of the foregoing, the knowledge that such Person or Persons would have obtained of the matter represented after reasonable inquiry. Any reference to “Knowledge of the Company” (including any similar derivation thereof) simultaneously refers to and incorporates the Knowledge of CEA.
          “Law” means any U.S. federal, state, or local, and any foreign, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or other requirement or rule of law, as in effect from time to time, including the Foreign Corrupt Practices Act.
          “Letter of Transmittal” has the meaning set forth in Section 1.6(b)(i).
          “Liability” and “Liabilities” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, matured or unmatured, determined or undetermined, or whether due or to become due).
          “License” means any license, permit, certificate of authority, authorization, approval, registration, franchise and similar consent granted or issued by any Governmental Entity.
          “Management Agreement” means that certain Consulting, Advisory and Management Agreement, dated May 30, 2008, among CEA, Charterhouse Group, Inc., Highland Partners L.P., MTS Health Investor II, L.P., Bluefin Partners LLC, Ulrich Brechbuhl, Brian Sadler and Kirk Reid.
          “Material Adverse Effect” means any change, event, circumstance, conditions, occurrences, developments or effects, individually or when aggregated with other changes,

events, circumstances, conditions, occurrences, developments or effects, that is materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations or net worth of the Company and CEA, taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect:
               (i) changes in GAAP or applicable Laws after the date hereof;
               (ii) changes, events, circumstances, conditions, occurrences, developments or effects resulting from the announcement of the execution of this Agreement; provided such announcement is made in compliance with the terms of this Agreement or not by CEA or its Affiliates (including the employees or agents thereof);
               (iii) any act of terrorism or war (whether or not declared);
               (iv) any worldwide, national or local economic conditions, provided such changes do not have a disproportionate effect on the Company or CEA as compared to other similarly sized businesses in the same industry of the Company or CEA; or
               (v) regulatory or economic changes or occurrences affecting the industry in which the Company and CEA operates, provided CEA and the Company are not disproportionately affected thereby relative to other companies (taking into account the size of such companies) in such industry.
          “Material Contract” has the meaning set forth in Section 2.18(b).
          “Merger” has the meaning set forth in the Recitals.
          “Merger Closing” has the meaning set forth in Section 1.2(a).
          “Merger Closing Date” has the meaning set forth in Section 1.2(a).
          “Merger Consideration” has the meaning set forth in Section 1.4.
          “Merger Sub” has the meaning set forth in the Preamble.
          “Net Working Capital” means:
          (i) the current assets of the Company and CEA, excluding the following category of current assets of the Company and CEA (with line item references, as applicable, consistent with that included in the balance sheet included in the Audited Financial Statements):
               (a) income tax receivable (the “Tax Receivable”), and any other current tax asset;
               (b) solely for purposes of Section 1.10(b) and the Estimated Closing Balance Sheet, all Cash and Cash Equivalents;
               (c) amounts due from related parties; and

(d)	deferred financing costs;
          less
          (ii) the current liabilities of the Company and CEA, excluding the following categories of current liabilities of the Company and CEA (with line item references, as applicable, consistent with that included in the balance sheet included in the Audited Financial Statements).
(a)	income taxes payable (the “Tax Payable”);

(b)	the current portion of any Capital Lease Amount;

(c)	the amount, if any, of the Stay Bonus Amount included in Accrued Expenses;

(d)	the amount, if any, of the Closing Indebtedness Amount included in notes payable;

(e)	amounts due pursuant to the 2008 Merger Agreement Refund Claim;

(f)	deferred tax liability;

(g)	accrued interest; and

(h)	accrued management fees pursuant to the Management Agreement.
          “Order” means any writ, judgment, decree, notice, ruling, opinion, stipulation, determination, injunction or similar order or award of any arbitrator, mediator or Governmental Entity (in each such case whether preliminary or final).
          “Option Merger Consideration” has the meaning set forth in Section 1.6(a)(vi).
          “PACE” means (i) the PACE technology platform, including all modules, applications, and documentation associated therewith, (ii) the PACESetter software, (iii) CEA’s electronic data interchange, and (iv) all improvements, new versions, updates, revisions, modifications, translations, abridgements, condensations, expansions, or any other work using, incorporating, adding to, or based on the foregoing.
          “PACE IP Developers” has the meaning set forth in Section 2.10(b).
          “Parent” has the meaning set forth in the Preamble.
          “Parent Claimant” and “Parent Claimants” have the meanings ascribed to them in Section 7.2.
          “Parent Closing Certificate” has the meaning set forth in Section 5.2(a).

          “Parent Disclosure Schedule” has the meaning set forth in the Preamble to Article III.
          “Patents” has the meaning set forth above, under “Intellectual Property.”
          “Paying Agent” has the meaning set forth in Section 1.6(c).
          “Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings; or (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due and payable and does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Company’s or CEA’s business.
          “Personal Property Leases” means (i) the leases or subleases of tangible personal property described in Section 2.6(b) of the Company Disclosure Schedule as to which the Company or CEA is the lessor or sublessor, and (ii) the leases of tangible personal property described in Section 2.6(b) of the Company Disclosure Schedule as to which the Company or CEA is the lessee or sublessee, together with any options to purchase the underlying property.
          “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          “Principal Equityholders” has the meaning set forth in Section 1.6(b)(i).
          “Release and Agreement” has the meaning set forth in Section 1.6(b)(i).
          “Privacy Regulations” has the meaning set forth in Section 2.21(c).
          “Real Property Leases” means (i) the leases and subleases of real property with respect to the Company’s or CEA’s facilities which are described in Section 2.6(b) of the Company Disclosure Schedule as to which the Company or CEA is the lessor or sublessor, and (ii) the leases and subleases of real property described in Section 2.6(b) of the Company Disclosure Schedule as to which the Company or CEA is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits and profits appurtenant to or related to such leases and subleases.
          “Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, escaping, injecting, leaching, dispersing, seeping, migrating, filtering, dumping, disposing, injecting or other releasing into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, whether intentional or unintentional, including, without limitation, the movement of Hazardous Material on, in, under, above, about, through or into the air, soil, surface water, or groundwater.

          “Requisite CEA Stockholder Approval” has the meaning set forth in Section 4.8(a).
          “Requisite Company Stockholder Approval” has the meaning set forth in Section 4.8(a).
          “Retention Agreements” has the meaning set forth below under “Stay Bonus Amount.”
          “Sample Balance Sheet” has the meaning set forth in Section 1.10(a).
          “SARA” has the meaning set forth above, under “Environmental Laws.”
          “Schedule of Adjustments” has the meaning set forth in Section 1.10(d)(i).
          “Security Regulations” has the meaning set forth in Section 2.21(c).
          “Securityholder Claimant” and “Securityholder Claimants” have the meanings ascribed to them in Section 7.3.
          “Securityholders’ Representative” has the meanings set forth in the Preamble.
          “Section 1.10(b) Adjustment Amounts” has the meaning set forth in Section 1.10(b).
          “Section 1.10(c) Adjustment Amounts” has the meaning set forth in Section 1.10(c).
          “Software” has the meaning set forth above, under “Intellectual Property.”
          “Stay Bonus Amount” means the aggregate amount outstanding under all stay bonus agreements of the Company and CEA entered into on or prior to the Closing as referenced in Section 2.8(c)(ii) of the Company Disclosure Schedule (the “Retention Agreements”).
          “Straddle Period” has the meaning set forth in Section 4.11(a).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity, a majority of the stock or other equity interests or voting power of which is owned, Directly or Indirectly, by such Person (either alone or through or together with any other subsidiary of such Person).
          “Surviving Corporation” has the meaning set forth in Section 1.1(a).
          “Target Net Working Capital” means $24,000,000.
          “Tax” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including, without limitation, taxes or other charges on or with respect to income, built-in gains, excessive net passive income, franchises, windfall or other profits, gross receipts, property, sales, use, unclaimed property, escheatment registration, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) in each instance such term shall include any interest, penalties or additions to tax attributable to any such amounts.
          “Tax Adjustment Amount” means (1) the Tax Payable, less (2) the Tax Receivable which for purposes of this Agreement shall be zero in the event that such amount is negative.
          “Tax Benefit” has the meaning set forth in Section 4.11(d).
          “Tax Return” means any return, statement, declaration, report or form (including any estimated tax reports and returns, withholding tax reports and returns and information reports and returns) or other information required to be filed with respect to any Tax.
          “Taxing Authority” means any Governmental Entity or taxing authority responsible for the assessment, collection or administration of any Tax.
          “Termination Date” has the meaning set forth in Section 6.1(e).
          “Trademarks” has the meaning set forth above, under “Intellectual Property.”
          “Trade Secrets” has the meaning set forth above, under “Intellectual Property.”
          “Unaudited Financial Statements” has the meaning set forth in Section 2.7(a).
          “Undisputed Amount” has the meaning set forth in Section 7.4(c).
          “Written Consents” has the meaning set forth in Section 4.8(a).
     8.3 Acknowledgement. Parent, Merger Sub CEA Merger Sub, CEA and the Company acknowledge and agree that Bryan Cave LLP is representing one or more of the Company, CEA, the Former Securityholders and/or the Securityholders’ Representative in connection with the transactions contemplated by this Agreement and that following the Closing they may continue to represent any Former Securityholder and the Securityholders’ Representative in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with any disputes that may arise under this Agreement and the Ancillary Agreements. Bryan Cave LLP shall not be precluded from or restricted from representing any Former Securityholder and/or the Securityholders’ Representative or otherwise acting as attorneys for the Former Securityholders and/or the Securityholders’ Representative in

any matter, including, but not limited to, any court proceeding or other matter related to this Agreement and the Ancillary Agreements or the transactions contemplated by this Agreement. Parent, Merger Sub CEA Merger Sub, CEA and the Company irrevocably consent to any such representation and waive any conflict or appearance of conflict with respect to any such representation.
     8.4 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, the Ancillary Agreements, and the other documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto and the Correspondence (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to and shall not confer upon any other person other than the parties to this Agreement, the Ancillary Agreements or such other documents, instruments and agreements any legal or equitable rights or remedies hereunder.
     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without posting any bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent may assign this Agreement to any of its Affiliates and to any lenders providing financing for the transactions contemplated hereby. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns.
     8.11 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto at any time only by execution of an instrument in writing signed (a) if before the Closing, by Parent and the Company and (b) if after the Closing, by Parent and Securityholders’ Representative.
     8.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party delivered to the other party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.
     8.13 Waiver of Jury Trial. The parties hereby waive any right to trial by jury in any action or proceeding arising out of or in any way pertaining to this Agreement or the transactions contemplated hereby, whether now or hereafter arising, and whether sounding in contract, tort, or otherwise. Any party may file a copy of this Section 8.13 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties to irrevocably waive trial by jury, and that any proceeding or action whatsoever between the parties relating to this Agreement or the transactions contemplated hereby will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.
     8.14 Securityholders’ Representative.
          (a) By virtue of their execution of the Written Consents and Letters of Transmittal and as more specifically provided for therein, each of the holders of Company Shares and each of the holders of CEA Shares (other than Dissenting Shares and Company Shares or CEA Shares held in the Company’s or CEA’s treasury, as the case may be, if any) and

CEA Options shall approve and confirm, in accordance with the terms set forth herein, his, her or its irrevocable appointment of CEA Rep, LLC as his, her or its sole and exclusive agent, representative and attorney-in-fact for the purposes of this Agreement and the Escrow Agreement. The Securityholders’ Representative shall have the authority to act for and on behalf of the Former Securityholders, including, without limitation, to give and receive notices and communications, to act on behalf of the Former Securityholders with respect to the Escrow Agreement and any other matters arising under this Agreement, to authorize delivery to Parent of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing. The Securityholders’ Representative shall for all purposes be deemed the sole authorized agent of the Former Securityholders until such time as the agency is terminated. Such agency may be changed by the Former Securityholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Securityholders’ Representative may not be removed unless holders of at least two-thirds interest in the Merger Consideration agree to such removal and to the identity of the substituted Securityholders’ Representative. Any vacancy in the position of Securityholders’ Representative may be filled by approval of the recipients of a majority of the Merger Consideration. No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall not receive compensation for its services. Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from each of the Former Securityholders during the term of the agency.
          (b) The Securityholders’ Representative shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Securityholders’ Representative while acting in its capacity as Securityholders’ Representative. The Securityholders’ Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by the Securityholders’ Representative shall not be liable to anyone while acting in its capacity as Securityholders’ Representative. The Securityholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against the Securityholders’ Representative; provided, however, that the foregoing shall not act as a limitation on the powers of the Securityholders’ Representative determined by it to be reasonably necessary to carry out the purposes of its obligations. The Former Securityholders shall indemnify the Securityholders’ Representative and hold it harmless against any loss, liability or expense incurred on the part of the Securityholders’ Representative (unless arising out of its gross negligence or willful misconduct) and arising out of or in connection with the acceptance or administration of its duties under this Agreement. The Securityholders’ Representative shall be entitled to satisfy any such loss, liability and expense from the proceeds of the Indemnity Escrow Amount received by the Securityholders’ Representative for distribution to the Former Securityholders on a pro rata basis following such time that any such Indemnity Escrow Amount is distributed to the Securityholders’ Representative in accordance with the terms of the Escrow Agreement.

          (c) The Securityholders’ Representative shall have the reasonable assistance of the Surviving Corporation’s, the CEA Surviving Corporation’s and Parent’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Securityholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation, the CEA Surviving Corporation or Parent or any Affiliate thereof to anyone (except on a need to know basis to individuals who agree to treat such information confidentially) other than in connection with the enforcement of any rights hereunder or any other proceeding brought in connection herewith.
          (d) A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision, act, consent or instruction of all of the Former Securityholders and shall be final, binding and conclusive upon each such Former Securityholders. Parent may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of every such Former Securityholders.
          (e) In the Securityholders’ Representative’s sole discretion, part or all of the Former Securityholders’ Escrow Amount may be deposited in the Escrow Account, and any such amounts so deposited shall then become subject to the terms of the Escrow Agreement as provided therein.
          (f) The Securityholders’ Representative shall release the Former Securityholders Escrow Amount upon the later to occur of (i) the General Survival Date, (ii) the final resolution of all claims made by the Parent Claimants under Article VII or (iii) the date that the Securityholders’ Representative reasonably determines that the Former Securityholders Escrow Amount is no longer necessary in connection with any potential claims.
          (g) The Securityholder Claimants may not make a claim for indemnity against Parent pursuant to this Agreement except through the Securityholders’ Representative.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

Parent: MEDIFAX-EDI HOLDING COMPANY
By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	Secretary

Merger Sub: MEDIFAX MERGER SUB INC.
By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	Secretary

CEA Merger Sub: MEDIFAX CEA MERGER SUB INC.
By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	Secretary

Company: CHAMBERLIN EDMONDS HOLDINGS, INC.
By:	/s/ T. Ulrich Brechbuhl
	Name:	T. Ulrich Brechbuhl
	Title:	President and CEO

CEA: CHAMBERLIN EDMONDS & ASSOCIATES, INC.
By:	/s/ T. Ulrich Brechbuhl
	Name:	T. Ulrich Brechbuhl
	Title:	President and CEO

Securityholders’ Representative: CEA REP, LLC
By:	/s/ William M. Landuyt
	Name:	William M. Landuyt
	Title:	Authorized Signer